UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

NAVITAS SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED MAY 1, 2026

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, California 90503

Notice of Annual Meeting of Stockholders

and Proxy Statement

MEETING DATE:	Thursday, June 25, 2026

TIME:	8:00 a.m. Pacific Time

PLACE:	Held virtually at: www.virtualshareholdermeeting.com/NVTS2026

ITEMS OF BUSINESS:	1.	To elect three directors to serve as members of the board of directors until the 2027 annual meeting of stockholders and until their successors are elected and qualified if Proposal 2 is approved or until the 2029 annual meeting of stockholders and until their successors are elected and qualified if Proposal 2 is not approved.

	2.	To approve an amendment to the Navitas Semiconductor Corporation Second Amended and Restated Certificate of Incorporation to declassify the board of directors, as set forth in the form of Certificate of Amendment attached as Appendix A to the proxy statement and modify the terms of all elected directors, including the Class II directors elected at the annual meeting, to expire at the 2027 annual meeting of stockholders.

	3.	To vote on an advisory resolution to approve our executive compensation.

	4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

	5.	To attend to other business that may properly come before the meeting.

RECORD DATE:	April 28, 2026

HOW TO VOTE:	See page 2 of the accompanying proxy statement for information on how to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, June 25, 2026:	This notice, the accompanying proxy statement and our Annual Report on Form 10-K for the Year Ended December 31, 2025, as amended by Amendment No. 1 thereto, are available at www.proxyvote.com.

IMPORTANT:

So that as large a proportion as possible of stockholders’ interests are represented at the meeting, please vote as soon as possible to ensure your shares are represented and save soliciting expense to the company.

By order of the Board of Directors, Richard J. Hendrix, Chair Matthew Sant, Secretary	[●], 2026

(i)

(ii)

(iii)

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, California 90503

PROXY STATEMENT

2026 Annual Meeting of Stockholders

Thursday, June 25, 2026, 8:00 a.m. Pacific time

Navitas Semiconductor Corporation

Virtually via the Internet:

www.virtualshareholdermeeting.com/NVTS2026

GENERAL INFORMATION

Why We Are Sending You This Proxy Statement

The board of directors (the “Board”) of Navitas Semiconductor Corporation is soliciting proxies to vote your shares at the upcoming annual meeting of stockholders. Whenever a public company’s management solicits proxies for a meeting of stockholders, it must send stockholders a proxy statement, annual report and other materials, or make those materials available to stockholders online. The contents, timing and method of delivering the meeting notice and other proxy materials are prescribed by Delaware and federal law, Securities and Exchange Commission (“SEC”) regulations and Nasdaq Stock Market listing standards and rules.

For historical and accounting purposes, our predecessor was the legacy Navitas Semiconductor business, founded in 2014, which we sometimes refer to as “Legacy Navitas.” References in this proxy statement to “Navitas,” “we,” “our,” “us” and the “Company” refer to Legacy Navitas and its predecessors and consolidated subsidiaries before the Business Combination (as defined below) and/or to Navitas Semiconductor Corporation and its consolidated subsidiaries after the Business Combination, as the context suggests.

How You Receive Proxy Materials

Most stockholders will not receive printed copies of our proxy materials. Instead, on or about [●], 2026, we commenced with mailing a Notice of Internet Availability of Proxy Materials, which includes instructions for online access to this proxy statement, the form of proxy card and our annual report on Form 10-K for the year ended December 31, 2025, as amended by Amendment No. 1 thereto (together, our “2025 Annual Report”). Stockholders can access these proxy materials at www.proxyvote.com. This distribution process conserves resources and reduces costs to the Company, while meeting our obligations to provide information relevant to our stockholders’ continued investment in Navitas. If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of the proxy materials, please follow the instructions in the notice to request those materials.

However you choose to receive the proxy materials, we urge you to please review them and vote your shares as soon as possible to ensure your shares are represented at the meeting and to save additional soliciting expense to the Company.

Proposals To Be Presented at the Meeting

The proxy process gives you the opportunity to direct how your shares will be voted on the following proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”):

Proposal 1:	To elect three directors to serve as members of the Board until the 2027 annual meeting of stockholders and until their successors are elected and qualified if Proposal 2 is approved or until the 2029 annual meeting of stockholders and until their successors are elected and qualified if Proposal 2 is not approved (the “Election of Directors”).

Proposal 2:	To approve an amendment to the Navitas Semiconductor Corporation Second Amended and Restated Certificate of Incorporation to declassify the board of directors, as set forth in the form of Certificate of Amendment attached as Appendix A to this proxy statement and modify the terms of all elected directors, including the Class II directors elected at the annual meeting, to expire at the 2027 annual meeting of stockholders (the “Board Declassification Amendment Proposal”).

Proposal 3:	To vote on an advisory resolution to approve the Company’s executive compensation (“Say-On-Pay”).

Proposal 4:	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”).

The proposals are described in greater detail below. If you vote online or by phone, or sign and return a proxy or voting instruction card (as applicable), your shares will be voted according to your instructions. If you sign and return a proxy card without specifying choices, your shares will be voted for each of the director nominees in Proposal 1 and in favor of Proposals 2, 3 and 4. The persons named on the proxy card will have discretionary authority to vote proxies on any other matter that properly comes before the meeting or any adjournment or postponement, provided that, in the election of directors, proxies cannot be voted for more than three persons.

How to Vote — Your Form of Share Ownership Affects How You Can Vote

All shares of our Class A common stock, par value of $0.0001 per share (our “Class A common stock”), have identical voting rights. However, as summarized below, differences in the form of share ownership affect how your shares can be voted at the Annual Meeting.

The procedures for voting are as follows:

For Stockholders of Record. Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Continental Stock Transfer & Trust Company. Stockholders of record may vote by proxy online, vote by proxy over the phone, vote by proxy by mail using a proxy card, or vote by ballot at the virtual meeting at the meeting. Whether or not you plan to attend the virtual meeting, we urge you to please vote by proxy in advance of the meeting to ensure your votes are counted. You may still attend the virtual meeting and vote by ballot at the meeting, even if you have already voted by proxy. Any votes you cast by ballot at the virtual meeting will supersede any previous votes that you may have submitted by proxy. Stockholders of record should follow the applicable instructions below:

●	VOTE ONLINE - Visit www.proxyvote.com and follow the on-screen instructions. Have your proxy card and control number ready. To be counted, your online votes must be received by 11:59 p.m., Eastern Time, on June 24, 2026.

●	VOTE BY PHONE - Call toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy card and control number ready. To be counted, your telephone votes must be received by 11:59 p.m., Eastern Time, on June 24, 2026.

●	VOTE BY MAIL: To vote using the proxy card, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

●	VOTE VIRTUALLY AT THE ANNUAL MEETING: To participate and vote during the virtual meeting, visit www.virtualshareholdermeeting.com/NVTS2026 and enter the 16-digit control number included in your Notice of Internet Availability of proxy materials, proxy card or the instructions that accompany your proxy materials. You may begin to log into the meeting platform beginning at 7:45 a.m. Pacific Time on Thursday, June 25, 2026. The Annual Meeting will begin promptly at 8:00 a.m. Pacific Time on Thursday, June 25, 2026.

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should plan for sufficient time to log in and ensure they have a strong internet connection and can hear streaming audio prior to the start of the Annual Meeting.

If you encounter technical difficulties with the virtual meeting platform on the day of the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website. Technical support will be available starting at 7:45 a.m. Pacific Time and until the end of the Annual Meeting.

For Beneficial Owners. Beneficial owners are those whose shares are held in a brokerage or bank account or held by another nominee. These shares are often referred to as “street name” shares. If you are a beneficial owner, you should have received a notice containing voting instructions from the broker, bank or other organization holding your shares, rather than from us or our transfer agent. To vote your shares, follow the voting instructions in that notice. Beneficial owners have the right to direct their brokers or nominees how to vote their shares, and are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, they may not vote their shares by ballot at the virtual meeting unless, before the meeting, they obtain a “legal proxy” from the broker, bank or other nominee that holds their shares, giving them the right to vote the shares at the meeting. If you are a beneficial owner and wish to vote your shares by ballot at the virtual meeting, you must contact the broker, bank or other nominee that holds your shares, before the meeting, for information on how to obtain a legal proxy for such purpose.

Your Proxy Can Be Revoked

Stockholders of Record. If you are a stockholder of record, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the Company at the Company’s principal executive offices, or by filing any instrument revoking your prior proxy. If you are a stockholder of record and attend the virtual meeting, you may, if you wish, vote by ballot at the meeting, which would revoke any proxies previously given by any method.

Beneficial Owners. If you are a beneficial owner, you must contact the broker, bank or other nominee that holds your shares prior to the meeting if you wish to revoke or change prior voting instructions.

Voting Rights of Stockholders and Other Voting Requirements

Who May Vote. All holders of our Class A common stock at the close of business on April 28, 2026 (the “Record Date”), are entitled to vote at the meeting. On that date there were 233,713,166 shares of our Class A common stock outstanding. On the Record Date, there are no shares of our Class B common stock, par value of $0.0001 per share (our “Class B common stock”), outstanding.

Voting Rights. Stockholders are entitled to one vote per share of our Class A common stock held on the Record Date for each matter submitted for a vote at the meeting.

Quorum. The holders of a majority of shares of our Class A common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. This means that holders of at least 116,856,584 shares must be present in person or represented by proxy at the meeting to constitute a quorum. If you vote online or by phone on any proposal, or sign and return a proxy or voting instruction card, your shares will be counted toward the quorum for the meeting, even if you abstain from voting or fail to specify choices on the card. If you are a beneficial owner and your broker votes your shares on any proposal, your shares will be counted toward the quorum for the meeting, even if your shares constitute broker non-votes (as described below) on one or more other proposals.

Broker Non-Votes. So-called “broker non-votes” occur when brokers holding shares on behalf of their beneficial owner customers do not receive voting instructions from those customers sufficiently in advance of the meeting. When this happens, brokers may or may not have discretion to vote those shares under applicable stock exchange rules, depending on the nature of the proposal. If, for a particular proposal, the broker does not receive instructions from the beneficial owner, and the broker is not permitted to vote the shares without instructions, then the shares will not be voted on that proposal and will be referred to as broker non-votes on that proposal. For the Annual Meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposal 4 (the Auditor Ratification Proposal). On Proposal 1 (Election of Directors), Proposal 2 (the Board Declassification Proposal) and Proposal 3 (Say-On-Pay), if you are a beneficial owner and do not give your broker specific voting instructions sufficiently in advance of the meeting, your shares cannot be voted on those proposals, and your shares would then be referred to as broker non-votes on those proposals. If a broker votes your shares on Proposal 4, your shares will be counted toward the quorum for the meeting even if your shares constitute broker non-votes on either or both of the other proposals. The effects of broker non-votes on the outcome of each proposal are discussed in the following paragraphs.

Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes.

For Proposal 1 (Election of Directors), directors are elected by a plurality of votes cast. You may vote (or give instructions to vote) your shares “For” one or more nominees, or you may “Withhold” (or give instructions to “Withhold”) your vote from one or more nominees. The nominees for election who receive the most “For” votes will be elected to the available positions on the Board, regardless of the number of “Withhold” votes received. Since “Withhold” votes and broker non-votes are not votes “For” a nominee, they will have no effect on the outcome of Proposal 1.

For Proposal 2 (the Board Declassification Amendment Proposal), you may vote (or give instructions to vote) your shares “For” or “Against” the proposal, or you may abstain. Under our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Section 242(b)(1) of the Delaware General Corporation Law (the “DGCL”), approval of the Board Declassification Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of our Class A common stock. Votes “Against,” abstentions and broker non-votes will have the effect of a vote “against” the proposal.

Proposal 3 (Say-On-Pay) is a non-binding resolution to approve our executive compensation as disclosed in this proxy statement. Although this advisory vote is not binding upon the Company, the compensation committee and the Board will review the voting results and take them into consideration when making decisions regarding compensation programs. You may vote “For” or “Against” the proposal, or you may abstain. Under our Amended and Restated Bylaws, as amended (the “Bylaws”), this proposal will be approved if a majority of the votes cast on the proposal are voted in favor, meaning the number of votes “For” the proposal must exceed the number of votes “Against.” Abstentions and broker non-votes will have no effect on the outcome of the proposal because they do not reflect votes cast “For” or “Against” the proposal.

For Proposal 4 (the Auditor Ratification Proposal), we are seeking non-binding stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026. You may vote “For” or “Against” the proposal, or you may abstain. Under the Bylaws, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor, meaning the number of votes “For” the proposal must exceed the number of votes “Against.” Abstentions will have no effect on the outcome of the proposal because they do not reflect votes cast “For” or “Against” the proposal. Since brokers will have discretion to vote their customers’ shares on this proposal, broker non-votes are not expected to occur.

The inspector of election appointed for the meeting will tabulate votes and also determine whether a quorum is present.

Voting on Other Matters

The Board is not aware of matters to be brought before the meeting other than as set forth in the meeting notice. If any other matters properly come before the meeting, the persons named in the enclosed proxy card or their substitutes will have discretion to vote in accordance with their best judgment on such matters, provided that in no event may proxies be cast for more than three director nominees.

Proxy Solicitation; Expenses

Navitas will bear all costs of soliciting proxies for the meeting. Our directors, officers and employees may solicit proxies from stockholders personally or by email, telephone, postal mail or otherwise. Directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our Class A common stock held of record by them and such parties will be reimbursed for their reasonable expenses.

List of Stockholders

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date, between the hours of 9:00 a.m. and 5:00 p.m., local time, at our offices at 3520 Challenger Street, Torrance, CA 90503.

Voting Confidentiality

Proxy cards, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to unrelated third parties except as required by law.

Changes to Meeting Date, Time, Location or Meeting Format

It is possible that we will may to change the date, time or location of the meeting due to unforeseen circumstances. In such event we will announce the change by issuing a press release and filing the announcement with the SEC as definitive additional soliciting material, among other steps intended to inform stockholders, intermediaries and other meeting participants of the change.

So that as large a proportion as possible of stockholders’ interests are represented at the meeting, please vote as soon as possible. Voting early ensures your shares will be represented at the meeting and saves additional soliciting expense to the Company.

CORPORATE GOVERNANCE

Board Structure and Directors’ Terms of Office

Navitas’ business and affairs are managed under the direction of the Board, which, as of the date hereof, consists of ten members, eight of whom have been determined by the Board to be “independent” from the Company and its management under applicable SEC regulations and Nasdaq Stock Market listing standards.

Under our Certificate of Incorporation, the Board is currently divided into three classes, referred to as Class I, Class II and Class III, respectively, with members of each class serving staggered three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of approximately one-third of our directors. The classification of the Board may have the effect of delaying or preventing changes in control of the Company.

As further described below under Proposal 2 (the Board Declassification Proposal), the Board has adopted a Certificate of Amendment to the Certificate of Incorporation, which is submitted for approval by our stockholders at the Annual Meeting, that would eliminate the Board classification structure described above, meaning that all of our directors will stand for election to the Board annually. If Proposal 2 is approved by the stockholders, all directors will serve a one-year term, including Class II directors elected as the Annual Meeting, and stand for re-election at our 2027 annual meeting of stockholders and for each year thereafter. If Proposal 2 is not approved by the stockholders, the Board will remain divided into three classes in accordance with its current structure.

The following table sets forth the names, ages as of the date hereof, and certain other information regarding each member of the Board, including the nominees for election at the Annual Meeting. Biographical information about each director follows the table.

			Current Term Expires	Board Committees and Roles
Name	Age	Positions		Executive Steering Committee	Audit Committee	Compensation Committee	Governance and Sustainability Committee

Nominees for Re-election:
Brian Long	69	Class II Director	2026
David Moxam	69	Class II Director	2026
Dipender Saluja	61	Class II Director	2026

Continuing Directors:
Richard J. Hendrix	60	Chair of the Board, Class III Director	2027
Gregory M. Fischer†	62	Class III Director	2027
Gary K. Wunderlich, Jr.	56	Class III Director	2027
Davin D. Lee†	55	Class III Director	2027
Chris Allexandre*	51	Class I Director, President and Chief Executive Officer	2028
Ranbir Singh*	56	Class I Director	2028
Cristiano Amoruso†	46	Class I Director	2028

* Under applicable Nasdaq listing standards and SEC rules, only independent directors may serve on the audit committee, compensation committee and governance and sustainability committee. Hence, as current or previous executive officers of the Company within the past three years, Mr. Allexandre and Dr. Singh are not eligible to serve on those committees.	CHAIR	MEMBER

† Mr. Amoruso was appointed by the Board in May 2025 to fill a vacant Class I directorship created by Daniel M. Kinzer’s resignation from the Board. Each of Mr. Fischer and Mr. Lee were appointed by the Board in April 2026 to fill vacant Class III directorships. Under the Certificate of Incorporation and Bylaws, directors who are appointed to fill newly created directorships or vacancies will hold office until the expiration of the term of the director class in question or the new director’s earlier resignation, removal or death.

Biographical Information for Directors

Director Nominees

Brian Long. Mr. Long is a Class II member of the Board whose term of office as a director is scheduled to expire at the Annual Meeting. Mr. Long has been a member of the Board since 2015. Mr. Long is a founder and has served as Managing Partner of Atlantic Bridge Capital, a venture capital firm, since 2004. Prior to that, he co-founded and from 1993 to 2003 served as Chief Executive Officer of CEVA (Parthus), a semiconductor company which went public. Mr. Long also co-founded and was chairman of GloNav Inc. (now part of NXP), from 2006 to 2008, which developed the first single-chip GPS solutions used on Samsung Galaxy mobile phones. Mr. Long is an investor and currently serves as a board member of various technology companies, including Intel Movidius since 2013, Quixey since 2012 and Hedvig Inc. since 2013. Previous investment and board seats include Maginatics, Inc. (now part of EMC), Ozmo Devices (now part of Atmel), BridgCo (now part of SMSC), Silicon Blue Technologies (now part of Lattice Semiconductor) and Osmetta Inc. (now part of Facebook). Mr. Long holds a Master’s Degree in Electronic Engineering from Trinity College, Dublin.

We believe Mr. Long is qualified to serve on the Board based on his experience as a board member of technology companies and his investing experience.

David Moxam. Mr. Moxam is a Class II member of the Board whose term of office as a director is scheduled to expire at the Annual Meeting. He has been a member of the Board since 2014. Mr. Moxam is a founder and has been the Managing Partner of Malibu IQ, LLC, a venture capital firm, since 2011. Malibu IQ was an original investor in Navitas. Mr. Moxam was a founder of Authentix, Inc., a global provider of authentication and information services to central banks and global pharmaceutical and energy companies, and served as its Chief Executive Officer from 2002 to 2012. Prior to Authentix, he was President of the Global Financial division of EDS Corp., which went public in 1996. He is the Executive Chairman and serves as a board director at AirStrip Technologies, Inc., the first FDA-accepted clinical decision support software platform for clinical care in hospitals. Mr. Moxam was a founding member of the board of directors at PeopleShores PBC, a technology services provider and impact sourcing partner for socially conscious corporations, since 2017. Mr. Moxam has received various recognitions, including the Queen’s Award for Enterprise in the U.K., and he was an Ernst & Young Entrepreneur of the Year for Technology in the U.S. Mr. Moxam holds graduate diplomas in Physics and Business Administration from Laurentian University in Canada and has participated in corporate executive programs with INSEAD, an international business school in France.

We believe Mr. Moxam is qualified to serve based on his experience as a member of the Navitas Board and his executive and board level experience at disruptive technology companies.

Dipender Saluja. Mr. Saluja is a Class II member of the Board whose term of office as a director is scheduled to expire at the Annual Meeting. He has been a member of the Board since 2015. Mr. Saluja has served as Managing Director of Capricorn Investment Group, an investment firm, since 2006. Prior to Capricorn Investment Group, he served in various operating roles at Cadence Design Systems, an electronic design company, from 1990 to 2006. Mr. Saluja currently serves on the boards of QuantumScape (NYSE: QS), Joby Aviation, Inc. (NYSE: JOBY) and several private companies. Mr. Saluja also currently serves as a Commissioner of the Global Commission to End Energy Poverty (GCEEP), on the leadership council of Cyclotron Road, on the Investment Advisory Committee of the PRIME Coalition, on the Investment Council of CalStart, and on the Advisory board of the Institute On The Environment.

We believe Mr. Saluja is qualified to serve on the Board because of his extensive operational, management, strategy, investment and directorship experience, particularly in the areas of technology, electronics, semiconductors, transportation, renewable energy and cleantech.

Continuing Directors

Richard J. Hendrix. Mr. Hendrix is a Class III member of the Board whose term of office as a director is scheduled to expire at the 2027 annual meeting of stockholders. Mr. Hendrix has been a member of the Board since October 2021. He has served as chair of the Board since April 2025 pursuant to the previously disclosed agreement of that date between the Company, on the one hand, and Ranbir Singh and SiCPower, LLC, on the other hand. Mr. Hendrix served as chief executive officer and a member of the board of directors of the Company’s predecessor entity (then named Live Oak Acquisition Corp. II) from August 2020 to the closing of the Business Combination (as defined below) in October 2021. Mr. Hendrix has been an operating executive for Crestview Advisors, a middle market focused private equity firm, since 2017. From January 2020 to December 2020, Mr. Hendrix served as an officer and director of Live Oak Acquisition Corp., a blank check company that consummated a business combination with Meredian Holdings Group, Inc., which was renamed Danimer Scientific, Inc. From January 2021 to March 2023, Mr. Hendrix was chief executive officer and a member of the board of directors of Live Oak Mobility Acquisition Corp., a blank check company that redeemed all of its outstanding public shares in March 2023. From February 2021 to November 2023, Mr. Hendrix was chief executive officer and a director of Live Oak Crestview Climate Acquisition Corp., a blank check company which redeemed its shares in 2023. Mr. Hendrix previously was an executive at FBR & Co., a capital markets firm, in a variety of roles from 1999 to 2008 and as chief executive officer from 2009 to FBR’s sale in 2017, including serving as chairman from 2012 to 2017. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix received his B.S. in Finance from Miami University.

We believe Mr. Hendrix is qualified to serve on the Board due to his extensive finance, investment and advisory background.

Gregory M. Fischer. Mr. Fischer was appointed to a newly created Class III directorship in April 2026. Under the Certificate of Incorporation and Bylaws, directors who are appointed to fill newly created directorships hold office until the expiration of the director class to which they are appointed or the director’s earlier resignation or removal. Mr. Fischer’s term will expire and he will stand for re-election at the 2027 annual meeting of stockholders. Mr. Fischer currently serves as an independent director of Semtech Corporation (NASDAQ: SMTC) and is a member of the compensation, nomination and governance, and strategy and technology committees. Mr. Fischer most recently served as Senior Vice President and General Manager at Broadcom Inc., a public company and an American designer, developer, manufacturer, and global supplier of a wide range of semiconductor and infrastructure software products, from 2014 to May 2021, and as Vice President and General Manager of the Carrier Access Business from 2004 to 2014. Previously, Mr. Fischer served as Vice President and General Manager of the Video Products Business Unit at Conexant Systems, Inc., an American-based software developer and fabless semiconductor company, from 2002 to 2004, and as Director of Product Marketing and Business Development, from 1997 to 2002. Earlier in his career, he served as Manager of Corporate Business Development at Rockwell International Corporation (n/k/a Rockwell Automation, Inc.), a major American manufacturing conglomerate involved in aircraft, the space industry, defense and commercial electronics, components in the automotive industry, printing presses, avionics and industrial products, from 1994 to 1997, and served in several design engineering and program management positions at Rockwell Collins Avionics Co. (before being purchased by Raytheon Technologies Corporation), an avionics technology company, from 1985 to 1994. Mr. Fischer has served as an independent advisor to Gerson Lehrman Group, Inc., a professional services firm, since December 2021, and AlphaSights Ltd., an information services company specializing in connecting clients with experts. Mr. Fischer also serves on the advisory board of Syntiant Corp., an edge-AI neural processor and modeling company. Mr. Fischer earned a B.S. in Electrical Engineering from the Milwaukee School of Engineering and an M.B.A. from the University of Iowa.

We believe Mr. Fischer is qualified to serve on the Board due to his extensive executive management and semiconductor industry leadership experience.

Gary K. Wunderlich, Jr. Mr. Wunderlich is a Class III member of the Board whose term of office as a director is scheduled to expire at the 2027 annual meeting of stockholders. Since December 2023, Mr. Wunderlich has been President and CEO of PNFP Capital Markets, Inc. a wholly owned subsidiary of Pinnacle Financial Partners Inc (NASDAQ: PNFP). Mr. Wunderlich served as an officer of Live Oak Acquisition Corp. II from August 2020 to the consummation of the Business Combination (as defined below) on October 19, 2021. Since February 2022 Mr. Wunderlich has served as a Director of Valuence Merger Corp. I (NASDAQ: VMCA), a blank check company focused on combining with a merger target based in Asia (excluding China, Hong Kong and Macau). From February 2021 to November 2023, Mr. Wunderlich was President, Chief Financial Officer, Secretary and a member of the board of directors of Live Oak Crestview Climate Acquisition Corp., a blank check company which redeemed its shares in 2023. From January 2020 to December 2020, Mr. Wunderlich served as an officer of Live Oak Acquisition Corp., a blank check company that consummated a business combination with Meredian Holdings Group, Inc., which was renamed Danimer Scientific, Inc. Mr. Wunderlich is co-founder and managing partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across a wide range of industries. Prior to co-founding Live Oak in 2019, Mr. Wunderlich was the founder and Chief Executive Officer of Wunderlich Securities, Inc., a full-service investment banking and brokerage firm, from 1996 until its merger in 2017 with B. Riley Financial, Inc. From 2016 to 2018 Mr. Wunderlich was a member of the Securities Industry and Financial Markets Association’s National Board of Directors. He was also a founding board member of the American Securities Association from its inception in 2016 until 2018. Mr. Wunderlich also served in various capacities with the Financial Industry Regulatory Authority including serving on the National Advisory Board, serving on the District 5 Committee as both a Member and Chairman, and serving as a Member of the National Membership Committee. Mr. Wunderlich received a B.A. in Economics from the University of Virginia and an M.B.A. from the University of Memphis.

We believe Mr. Wunderlich is qualified to serve on the Board due to his extensive investment and securities background.

Davin D. Lee. Mr. Lee was appointed to a newly created Class III directorship in April 2026. Under the Certificate of Incorporation and Bylaws, directors who are appointed to fill newly created directorships hold office until the expiration of the director class to which they are appointed or the director’s earlier resignation or removal. Mr. Lee’s term will expire and he will stand for re-election at the 2027 annual meeting of stockholders. He currently serves as Senior Vice President and General Manager of Analog & Connectivity and Embedded Processing at Renesas Electronics Corporation (“Renesas”), an embedded semiconductor solution provider, a role he has held since January 2025. Prior to that, Mr. Lee served as Senior Vice President and General Manager of Analog & Connectivity at Renesas, a role he assumed in January 2024. Previously, he was Vice President and General Manager of the Advanced Analog Division at Renesas, appointed in August 2021, after joinin Renesas in August 2021 through the acquisition of Dialog Semiconductor PLC, where he was the Senior Vice President of the Advanced Mixed-Signal Business. Mr. Lee has also held executive-level management positions at numerous semiconductor companies including Scintera Networks, Intersil, Xicor, Altera and National Semiconductor. Mr. Lee holds a BSEE degree from the University of Texas at Austin and an MBA degree from Kellogg School of Management at Northwestern University.

We believe Mr. Lee is a qualified Board member based on his extensive background in the semiconductor industry and his executive leadership experience.

Chris Allexandre. Mr. Allexandre joined Navitas as President, Chief Executive Officer and Board member in September 2025. Mr. Allexandre is a seasoned semiconductor executive with over two decades of global leadership experience across Sales, Marketing, Operations, and Business Unit management. He has held senior executive roles at leading semiconductor companies including Texas Instruments, Fairchild (ON Semiconductor), NXP, IDT, and Renesas Electronics. Before joining Navitas, Mr. Allexandre served as Senior Vice President and General Manager of Power Division at Renesas, overseeing the company’s power management and discrete product lines ($2.5 billion in revenue). Prior to that, he was Chief Sales & Marketing Officer, leading Renesas’ global sales and marketing transformation. His earlier roles include SVP & Chief Sales, Marketing and business operations at IDT, NXP and Fairchild. He began his career at Texas Instruments, rising to VP of EMEA Regional Sales & Applications. Mr. Allexandre has worked across France, Germany, China, and the U.S., and has led global teams serving markets such as automotive, industrial, telecom, mobile, and cloud infrastructures. He has extensive experience in analog and power technologies. Known for driving strategic pivots and operational transformation, he brings a strong track record of financial performance and market expansion. He holds a Master of Science in Electrical Engineering from ISEN (Institut Supérieur de l’Électronique et du Numérique) in France and has been based in the Bay Area since 2013. He holds France and United States dual citizenship.

We believe Mr. Allexandre is qualified to serve on the Board due to his extensive executive management and power management and semiconductor industry leadership experience as well as his deep knowledge of Navitas’ technology and business operations.

Ranbir Singh. Dr. Singh was elected to a Class I directorship in November 2024 and was re-elected at the 2025 annual meeting of stockholders. Dr. Singh as previously a member of Navitas’ senior management team following the Company’s acquisition of GeneSiC Semiconductor Inc. (“GeneSiC”) on August 15, 2022, including as Executive Vice President, GeneSiC Business, until July 31, 2024. Dr. Singh was previously President and CEO of GeneSiC, which he founded in 2004. Prior to that he conducted research on silicon carbide (“SiC”) power devices, first at Cree Inc. (now Wolfspeed, Inc.) and then at the National Institutes of Standards and Testing (NIST). Dr. Singh has published on a wide range of SiC and power technology subjects, including PiN, JBS and Schottky diodes, MOSFETs, IGBTs, Thyristors and field-controlled thyristors. He received Ph.D. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University and a B. Tech. degree from the Indian Institute of Technology, Delhi.

We believe Dr. Singh is qualified to serve on the Board due to his leadership experience as founder and president of GeneSiC as well as his deep knowledge of silicon carbide technology and markets generally and GeneSiC’s technology and business specifically.

Cristiano Amoruso. Mr. Amoruso was appointed as a Class I director in May 2025. Mr. Amoruso is a member of the audit committee and governance and sustainability committee. He is Managing Member and Portfolio Manager of Byreforge Management L.P., a New York- and London-based investment firm that seeks to drive long-term value at publicly listed companies by partnering with management and boards on a combination of operational and strategic improvements. Between 2023 and January 2025, Mr. Amoruso served as Chief Executive Officer of Suniva, Inc., the largest private U.S.-based manufacturer of solar photovoltaic semiconductors, where he architected and led its successful operational turnaround. Mr. Amoruso also served as director of Suniva from 2019 to January 2025. Mr. Amoruso also currently serves as a director of Magnachip Semiconductor Corporation (NYSE: MX) since January 2026. From 2015 to January 2025, Mr. Amoruso held senior investment roles at Lion Point Capital, L.P. and Starboard Value L.P. Mr. Amoruso holds an M.B.A. from Columbia Business School, and a Laurea (Bachelor’s Degree) from the University of Bari (Italy).

We believe Mr. Amoruso is qualified to serve on the Board due to his extensive investment and advisory background, including in connection with products and technologies directly related to the Company’s businesses.

Director Independence

The Nasdaq Stock Market rules require that a majority of the Board be independent of the Company and its management. Those rules also generally require that the three standing committees of the Board be comprised solely of independent directors. For these purposes an “independent director” is defined generally as a person other than an executive officer or employee of the listed company or any other individual having a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board reviews the independence of each of its members annually. On the basis of its most recent review, the Board determined that all current members of the Board who were members of the Board at the time of such review, other than Mr. Allexandre, who is an employee of the Company, and Dr. Singh, who has been an employee of the Company within the previous three years, is an independent director under the Nasdaq rules.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our president and chief executive officer, chief financial officer, and other executive and senior officers. The full text of our code of business conduct and ethics is posted on the investor relations page of our website, at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by applicable regulations or other requirements.

Board Leadership Structure and Role in Risk Oversight

Board Leadership. Since April 2025, Richard J. Hendrix, an independent director, has served as chair of the Board. This appointment was made pursuant to the previously disclosed agreement entered in April 2025 between the Company, on the one hand, and Ranbir Singh and SiCPower, LLC, on the other hand. The Board believes the current leadership structure is appropriate given that agreement and the Company’s and the Board’s current needs.

Risk Oversight. Our management is responsible for day-to-day risk management of the Company, subject to oversight by the Board and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.

The Board receives reports concerning our risk assessment and risk management. In addition, the audit committee meets periodically with our independent auditors, with our general counsel and with management, to discuss the Company’s major financial and other risk exposures and the steps to monitor and control such exposures. In addition, the Board reviews information regarding other risks through reports of its other committees.

Restrictions on Hedging, Short Sales and Speculative Transactions

The Board believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of Navitas and its stockholders, or otherwise give the appearance of impropriety. Therefore, under Navitas’ Insider Trading Policy, directors, officers and employees of Navitas and its affiliates, whether or not in possession of material non-public information, are prohibited from (a) entering into hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments), (b) trading in options, warrants, puts and calls or similar instruments on our securities on margin, and (c) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery).

Insider Trading Policy

We have adopted an insider trading policy designed to promote compliance with insider trading laws, rules and regulations, and listing standards that apply to us. Among other provisions, the policy:

●	prohibits trading by any Navitas director, officer or employee or their family members, while in possession of material nonpublic information;

●	prohibits trading during scheduled “trading blackout” periods that generally begin on or around the 15th day of the last month of each calendar quarter and end one trading day after that quarter’s financial results have been announced by the Company (except for trades under duly established 10b5-1 trading plans and certain “sell-to-cover” transactions solely to the extent necessary to satisfy minimum withholding tax requirements);

●	encourages and facilitates directors, officers, and employees to utilize trading plans intended to satisfy the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934; and

●	require executive officers and other key employees generally having access to nonpublic information to obtain authorization from the Company compliance officer before executing trades in Company securities, at any time.

Policies and Practices Related to Stock Option and Similar Awards in Proximity to Material Disclosures

In September 2022, we adopted a policy and procedures for granting equity-based awards, which applies to all equity-based awards to directors, officers, employees, and consultants under our equity plans, including stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares and performance units. The Navitas Semiconductor Corporation 2021 Equity Incentive Plan (the “Equity Plan”) provides for the issuance of restricted stock units and stock options. Virtually all of our equity-based awards consist of RSUs, with the exception of stock option grants issued in 2026 to certain members of the executive leadership team. In addition, three former executive officers received Long-Term Incentive Plan (“LTIP”) option awards in 2021 and 2022. The Company’s use of stock options is discussed below under “Executive and Director Compensation—Long-Term Incentive Performance Awards to Executive Officers.” During the fiscal year end December 31, 2025 we did not award stock options, stock appreciation rights or similar awards to any of our executive officers.

Under the policy, it is the intent of the Company not to manipulate the timing of the public release of material information, or the timing of any equity-based award, with the intent of benefiting an award recipient. We have never timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Communications with the Board

Stockholders who would like to send communications to the Board may do so by contacting our corporate secretary by any of the following methods:

Postal Mail	Corporate Secretary Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640, U.S.A.
Email	secretary@navitassemi.com
Phone	+1 (844) 654-2642

Stockholders may direct such communications to the chair of the Board, Board committee or committee chair, any individual director or the Board as a group. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Communications are distributed by the secretary to the Board, committee, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board requests that certain items which are unrelated to the duties and responsibilities of the Board be excluded, and has instructed the secretary not to forward junk mail, job inquiries, business solicitations, or offensive or otherwise inappropriate materials.

Board Meetings and Committees

During our last fiscal year ended December 31, 2025, the Board held 14 meetings, the audit committee held six meetings, the compensation committee held six meetings, and the governance and sustainability committee held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which the director served. It is the policy of the Board to regularly have separate meeting times for independent directors without management present.

The Board has a standing audit committee, compensation committee, and governance and sustainability committee (formerly named the nominating and governance committee). The composition and responsibilities of each of the committees of the Board is described below. Members serve on these committees until their resignation or until otherwise determined by the board.

Since, in the Board members’ experience, holders of the vast majority of shares in public companies similar in size and nature to Navitas choose to vote their shares through the proxy process and, generally, do not themselves attend annual meetings of stockholders, the Board has not adopted a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Seven of the eight members of the Board then-serving attended the 2025 annual meeting of stockholders.

Audit Committee

The members of our audit committee are Gary K. Wunderlich, Jr. (chair), Cristiano Amoruso, Richard J. Hendrix and David Moxam. The Board has determined that each committee member satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has also determined that Mr. Wunderlich is an “audit committee financial expert,” as that term is defined in SEC rules, among other reasons because of his extensive investment and securities background as described above under “Biographical Information for Directors—Gary K. Wunderlich, Jr.”

Our audit committee oversees our corporate accounting and financial reporting process and assists the Board in monitoring our financial systems and our legal compliance. Our audit committee responsibilities also include, among other things:

●	selecting and hiring the independent registered public accounting firm to audit our financial statements;

●	overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;

●	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;

●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

●	overseeing our policies on risk assessment and risk management;

●	reviewing related party transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter approved by the Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

Compensation Committee

The members of our compensation committee are David Moxam (chair), Gregory M. Fischer, Davin D. Lee and Brian Long. The Board has determined that each committee member satisfies the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq.

Our compensation committee oversees our corporate compensation programs. The compensation committee responsibilities also include, among other things:

●	reviewing, and recommending to the Board for approval, the compensation of our chief executive officer;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing, and recommending to the Board for approval, the compensation of directors;

●	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for employees, including our executive officers;

●	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity plans; and

●	overseeing the administration our equity compensation plans.

Our compensation committee operates under a written charter approved by the Board which satisfies the applicable SEC rules and regulations and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

The compensation committee generally reviews all elements of executive officer compensation in the first quarter of each year, in connection with the Company’s annual performance review process and the Board’s review of the Company’s performance in the previous year. As part of this review the committee receives reports from, and consults with, an independent compensation consultant regarding current benchmarks and customary compensation levels and practices by similarly situated companies. The committee considers recommendations of the chief executive officer regarding the elements of compensation of executive officers based on such benchmark information. The committee does not delegate to any other persons any of its authority over executive compensation under the committee’s charter.

Governance and Sustainability Committee

The members of our governance and sustainability committee are Brian Long (chair), Cristiano Amoruso, Davin D. Lee and Dipender Saluja. The Board has determined that each committee member satisfies the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq.

The nominating and governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

●	evaluating the performance of the Board and of individual directors;

●	considering, and making recommendations to the Board regarding, the composition of the Board and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of the corporate governance practices and reporting; and

●	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter approved by the Board and that satisfies the applicable SEC rules and regulations and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the committee evaluates all factors that it deems appropriate, including the number of current directors. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board. In determining whether to recommend a director for re-election, the committee also considers matters relating to the retirement of members, the director’s past attendance at meetings, participation in and contributions to the Board and other qualifications and characteristics set forth in the committee’s charter.

Executive Steering Committee

On April 23, 2025, the Company entered into an agreement with Ranbir Singh, a member of the Board, and SiCPower, LLC, a stockholder of the Company affiliated with Dr. Singh. For more information about the agreement with Dr. Singh, see “Certain Relationships and Related Transactions—Agreement with Ranbir Singh and SiCPower, LLC ” below.

Under the agreement, the Company agreed to form an Executive Steering Committee of the Board, to be chaired by Dr. Singh and with Mr. Hendrix and Mr. Moxam as members. In April 2026, Mr. Fischer was added as an additional member of the Executive Steering Committee. Mr. Moxam stepped down from Executive Steering Committee in April 2026. The Board has delegated to the Executive Steering Committee responsibility for the oversight of certain strategic matters, including to review and offer recommendations on capital allocation, expense management, certain senior hiring and succession planning processes. Pursuant to the agreement, the committee is in the process of developing a committee charter further refining the committee’s role, responsibilities and operations.

Stockholder Recommendations for Director Nominees

The governance and sustainability committee will consider recommendations of qualified nominees by stockholders on a substantially similar basis as it considers other nominees. Stockholders who wish to recommend candidates directly to our governance and sustainability committee should send timely notice to the secretary of the Company at our principal executive offices at the address below, together with information about the director candidate and the stockholder making the recommendation that would otherwise be required by the terms of the Bylaws if the stockholder was nominating the individual for election to the Board. To be timely, a stockholder’s notice must be delivered to the secretary not less than 60 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on the Board. Recommendations should be sent by mail to the attention of the corporate secretary; see above under “Communications with the Board.”

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Certificate of Incorporation, the Board is currently divided into three classes with staggered three-year terms. As further described herein under Proposal 2 (the Board Declassification Amendment Proposal), the Board determined, as a matter of corporate governance best practice, to amend the Certificate of Incorporation to eliminate its classified structure and has submitted this amendment for approval by our stockholders at the Annual Meeting. For more information on the structure and composition of the Board, see “Board of Directors and Corporate Governance,” above.

At the Annual Meeting, three nominees will be elected to the Board by the holders of our Class A common stock, each to serve for terms described in greater detail below.

Nominees for Director

The Board has nominated each of Brian Long, David Moxam, and Dipender Saluja, who are current Class II directors, as nominees for re-election to the Board at the Annual Meeting. If elected, each of Mr. Long, Mr. Moxam, and Mr. Saluja will continue to serve as members of the Board as Class II directors until the 2029 annual meeting of stockholders and until their successors are elected and qualified; provided that if Proposal 2 is approved, their terms will expire at the 2027 annual meeting when their successors are elected and qualified as further provided in Proposal 2 below. For more information concerning the nominees, please see the biographical information in “Biographical Information for Directors,” above.

Each of Mr. Long, Mr. Moxam, and Mr. Saluja have agreed to serve, if elected, and management has no reason to believe that any will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be proposed by the governance and sustainability committee and designated by the present Board to fill the vacancy. Proxies may not be voted for more than three nominees.

Required Vote

The nominees for election as directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of each of Mr. Long, Mr. Moxam, and Mr. Saluja. “Withhold” votes and broker non-votes will have no effect on this proposal. For more information, see “General Information-Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes,” above.

The Board recommends that stockholders vote “For” the re-election of each of Brian Long, David Moxam, and Dipender Saluja to serve as members of the Board and Class II directors until the 2029 annual meeting of stockholders and until their successors are elected and qualified; provided that if Proposal 2 is approved, their terms will expire at the 2027 annual meeting of stockholders when their successors are elected and qualified as provided in Proposal 2.

PROPOSAL 2

BOARD DECLASSIFICATION AMENDMENT PROPOSAL

On April 28, 2026, the Board voted to adopt, and to recommend to stockholders that they approve, a Certificate of Amendment (the “Board Declassification Amendment”) to the Certificate of Incorporation, in substantially the form attached hereto as Appendix A, which, if approved by the stockholders, would declassify the Board starting with the 2027 annual meeting of stockholders. If approved by the stockholders at the Annual Meeting, the Company would adopt this Proposal 2 by causing the Board Declassification Amendment to be filed with the Secretary of State of the State of Delaware promptly following the Annual Meeting.

Background and Governance Considerations

The Certificate of Incorporation currently divides the Board into three classes, with the terms of office of the three classes of directors ending in successive years. If the Board Declassification Amendment is approved by the Company’s stockholders at the Annual Meeting, the terms of each of the Company’s directors, including those three directors elected as Class II directors at the Annual Meeting, will expire at the 2027 annual meeting of stockholders. As a result, if the Board Declassification Amendment is approved by the stockholders, the Board will no longer be divided into classes beginning at the 2027 annual meeting of stockholders, and each director would serve a one-year term and stand for re-election to the Board on an annual basis. The change in the directors’ term length will be effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

The Board determined, as a matter of corporate governance best practice, to amend the Certificate of Incorporation to eliminate its classified structure and submit this Proposal 2 for approval by the stockholders at the Annual Meeting. The Board believes that annual director elections will allow for increased stockholder engagement on Board composition and director performance.

Effect of the Board Declassification Amendment

If approved by our stockholders at the Annual Meeting, the Board Declassification Amendment as described in this Proposal 2 and as further set forth on Appendix A will become effective immediately upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. In particular, each of Sections 5.2(b), 5.2(c), 5.3, and 5.5 of the Certificate of Incorporation will be amended and restated in their entirety to remove all references to the current classified structure of the Board in favor of references to a one-year term for directors, as applicable.

If our stockholders do not approve the Board Declassification Amendment, it will not be filed the Certificate of Amendment with the Secretary of State of the State of Delaware, the Board will maintain its current classified structure, the terms of the directors elected at the Annual Meeting will expire at the 2029 annual meeting of stockholders and there will be no change to the terms of the then-existing directors.

Required Vote

Under Article X of our Certificate of Incorporation, the Company, subject to certain exceptions described therein, reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner prescribed by this the Certificate of Incorporation and DGCL.

Pursuant to Section 242(b)(1) of the DGCL, the approval of the Board Declassification Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of our Class A common stock. Abstentions, broker non-votes and failures to vote will have the same effect as votes “against” the proposal.

The Board recommends that stockholders vote “For” the Board Declassification Amendment Proposal.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our current executive officers as of the date of this proxy statement. Executive officers are appointed by and serve at the discretion of the Board, subject to the terms and conditions of their respective employment agreements and applicable Company policies.

Executive Officer	Age	Position
Chris Allexandre	51	President and Chief Executive Officer, Class I Director
Tonya Stevens	54	Senior Vice President, Chief Financial Officer and Treasurer

For biographical information about Mr. Allexandre, see “Biographical Information for Directors,” above.

Tonya Stevens. Tonya Stevens joined Navitas as Senior Vice President, Chief Financial Officer and Treasurer in March 2026, bringing more than three decades of global finance and accounting leadership experience across the semiconductor, technology, and manufacturing sectors. In her role, Ms. Stevens oversees Navitas’ financial strategy, investor relations, treasury, and the global finance organization. Ms. Stevens joined Navitas from Lattice Semiconductor, where she served as Chief Accounting Officer and previously as Interim Chief Financial Officer. In these roles, she managed comprehensive financial operations, including SEC reporting, global accounting, tax, treasury, forecasting, internal controls and investor relations. Prior to Lattice, she held senior finance leadership positions at Intel Corporation, Acumed, American Veterans Security and PricewaterhouseCoopers. Ms. Stevens has led global finance and accounting teams, with a specialization in the high-technology semiconductor industry for the majority of her career. She has led significant finance and accounting transformations that drive operating and strategic efficiency through automation, geo-optimized strategies, and uncompromising business-first finance support. Ms. Stevens holds a B.S. in Accounting, magna cum laude, from the University of Oregon and is a Certified Public Accountant.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Policies and Practices

We adhere to the following policies and practices to help ensure that our overall executive compensation program reflects sound practices and drives performance on key financial measures.

What We Do		What We Don’t Do
☑	Independent Compensation Committee. Our compensation committee is comprised solely of directors determined to be independent under applicable SEC and Nasdaq rules.	☒	No Hedging. We prohibit employees, including our executive officers, from engaging in transactions or arrangements that are intended to increase in value based on a decrease in value of Company stock.
☑	Independent Compensation Advisor. Our compensation committee has engaged an independent compensation consultant to provide the committee with independent guidance and analysis.	☒	No Repricing. The Equity Plan prohibits repricing of out-of-the-money options or stock appreciation rights to a lower exercise or strike price without approval of our stockholders.
☑	Annual Review. Our compensation committee annually reviews executive compensation against industry benchmarks and survey data, analyzed by the independent compensation advisor.	☒	No Excessive Perquisites. We do not generally provide perquisites to executives other than benefits with broad-based employee participation that are standard in our industry.
☑	Pay-for-Performance Approach. A majority of our executive officers’ total compensation is subject to annual as well as long-term performance conditions.	☒	No Defined Benefit Plan or SERP. We do not provide a defined benefit plan or Supplemental Executive Retirement Plan (SERP).
☑	Clawback Policy. The Board has implemented a clawback policy to recoup any elements of incentive compensation in the event of a financial restatement involving performance measures upon which compensation was paid.	☒	No Change-of-Control Gross-Ups. We do not provide excise tax gross-ups related to a change of control of the Company.

Summary Compensation Table for the Year Ended December 31, 2025

The following table sets forth information concerning the compensation earned for the years indicated by (i) each person who served as chief executive officer of the Company during 2025, (ii) the most highly compensated executive officer in 2025 other than the chief executive officer, who were serving as executive officer at the end of 2025 (our “named executive officers” or “NEOs”), and (iii) one person for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of 2025.

					Stock	All Other
	Fiscal	Salary	Bonus		Awards	Compensation	Total
Name and principal position	Year	($)	($)		($)(1)	($)(2)	($)
Chris Allexandre(3)	2025	173,333	—		4,823,438	—	4,996,771
President and Chief Executive Officer
Todd Glickman(4)	2025	315,834	—		1,598,955	2,263	1,917,052
Former Sr. V.P., Chief Financial Officer and Treasurer	2024	316,949	—		325,998	12,840	655,787
Gene Sheridan(5)	2025	387,744	—		170,535	803,873	1,362,152
Former President and Chief Executive Officer	2024	565,125	—		—	13,962	579,087
Daniel M. Kinzer(6)	2025	161,616	30,858	(7)	—	265,000	457,747
Former Chief Operating Officer and Chief Technology Officer	2024	462,375	—		—	13,905	476,280

(1)  Amounts in this column reflect the grant date fair value of awards of restricted share units (“RSUs”) of our Class A common stock granted during 2025 and 2024 computed in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the 2025 Annual Report.

(2)  Amounts for 2025 for each of Mr. Glickman and Mr. Sheridan reflect matching contributions to the Company’s management deferred compensation plan, matching contributions to the Company’s 401(k) Plan and premiums for officer’s life insurance. The amount for Mr. Sheridan also reflects $800,000 received in severance and in connection with consulting services provided to the Company during 2025. The amount for Mr. Kinzer reflects severance payments received during 2025.

(3)  Mr. Allexandre commenced service as our President, Chief Executive Officer, and a director in August 2025.

(4)  Mr. Glickman and the Company announced their mutual decision regarding his departure as Senior Vice President, Chief Financial Officer and Treasurer of the Company in order for Mr. Glickman to pursue new opportunities in February 2026. See “Certain Relationships and Related Person Transactions—CFO Transition Arrangements with Todd Glickman” below for a discussion of the compensation arrangements in connection with his resignation.

(5)  Mr. Sheridan resigned from his positions as President, Chief Executive Officer, and a director of the Company effective in August 2025. See “Certain Relationships and Related Person Transactions—CEO Transition Agreement with Mr. Sheridan” below for a discussion of the compensation arrangements in connection with his resignation.

(6)  Mr. Kinzer resigned from his positions as Chief Operating Officer, Chief Technology, and a director of the Company effective in May 2025. See “Certain Relationships and Related Person Transactions—Resignation Agreement with Mr. Kinzer” below for a discussion of the compensation arrangements in connection with his resignation.

(7) Reflects a pro rata annual bonus for the portion of the calendar year during which Mr. Kinzer was employed by the Company.

Compensation Arrangements with Named Executive Officers

Mr. Allexandre

Mr. Allexandre has entered into at-will employment agreement which set forth the general terms of employment, including salary, equity incentive compensation and other employee benefits provided to senior executives of the Company. Mr. Allexandre entered into an employment agreement dated. The agreement provides for an annual base salary of $520,000 for Mr. Allexandre, subject to annual review by the compensation committee. In addition, Mr. Allexandre is eligible to receive an annual target bonus opportunity of immediately-vesting RSUs, which, for 2025, is equal to the greater of (i) 120% of the aggregate amount of gross base salary (before deductions for taxes or benefits) actually paid to Mr. Allexandre during 2025, and (ii) the amount determined based on actual performance against predetermined corporate financial goals and individual performance goals to be determined in good faith by the compensation committee and Board. In connection with his start date with the Company, Mr. Allexandre received a one-time award of 800,000 time-based RSUs, which vest in equal installments on each of the second, third and fourth anniversaries of the 20th day of the last completed calendar month preceding his start date with the Company. The employment agreement further contemplates an award of performance stock units (“PSUs”) in connection with Mr. Allexandre’s compensation for 2026, with an aggregate value on the grant date equal to $2,500,000, which will vest based on the achievement of pre-established cumulative revenue goals over a three-year performance period from 2026 to 2028, inclusive, as determined by the compensation committee and the Board. Beginning with fiscal year 2027, and for each fiscal year thereafter during your employment, Mr. Allexandre will be eligible to receive annual awards (made to each individual in the sole discretion of the compensation committee and the Board based on market data and other factors that are subject to change) currently expected to have an aggregate value on the grant date equal to $2,500,000, comprised 50% of time-based RSUs and 50% of performance-based PSUs. Under the employment agreement, Mr. Allexandre is entitled to benefits under the Navitas Semiconductor Executive Severance Plan, as further described below.

In connection with Mr. Allexandre’s compensation for 2025, following the execution of Mr. Allexandre’s employment agreement, the Board augmented his stock-based compensation to consist of time-vesting RSUs and stock options but no PSUs. The Board made this decision based on Mr. Allexandre’s significant efforts to date in driving the Company’s “Navitas 2.0” pivot, the Company’s stock price performance, relevant market data for other Chief Executive Officers, and the objective to further align the interests of Mr. Allexandre with the Company’s stockholders.

Former Executive Officers

Before the Business Combination (as defined below), Navitas had entered into at-will employment agreements with each of its executive officers at the time, which set forth the general terms of employment, including salary, equity incentive compensation and other employee benefits provided to senior executives of the company. In connection with the Business Combination, each of Mr. Sheridan, Mr. Kinzer and Mr. Glickman entered into employment agreements with the Company, dated as of May 6, 2021 and which became effective upon consummation of the Business Combination on October 19, 2021. The agreements provided for a minimum annual base salary of $375,000 for Mr. Sheridan, $350,000 for Mr. Kinzer and $275,000 for Mr. Glickman. Each agreement provided that, in the event the employment of the executive was terminated by Navitas without cause, or by the executive for good reason (as cause and good reason were defined in the agreements), the executive would be entitled to severance equal to 12 months’ base salary and continued health care benefits for 12 months. The executives were also entitled to benefits under the Navitas Semiconductor Executive Severance Plan, as further described below. Any benefits provided under the executive severance plan would be in lieu of, and not in addition to, benefits provided under their employment agreements.

Post-Employment Arrangements with Todd Glickman

See “Certain Relationships and Related Person Transactions—CFO Transition Arrangements with Todd Glickman” below for a discussion of the compensation arrangements between the Company and Mr. Glickman in connection with the mutual decision between the Company and Mr. Glickman regarding his departure as our Senior Vice President, Chief Financial Officer and Treasurer of the Company, during 2026.

Post-Employment Arrangements with Gene Sheridan

See “Certain Relationships and Related Person Transactions—CEO Transition Agreement with Mr. Sheridan” below for a discussion of the compensation arrangements between the Company and Mr. Sheridan in connection with his resignation as our President and Chief Executive Officer, and as a director of the Company, during 2025.

Post-Employment Arrangements with Daniel M. Kinzer

See “Certain Relationships and Related Person Transactions—Resignation Agreement with Mr. Kinzer” below for a discussion of the compensation arrangements between the Company and Mr. Kinzer in connection with his resignation from his position as Chief Technology Officer and Chief Operating Officer, and as a director of the Company, during 2025.

Annual Incentive Bonus

During 2025, executive officers were eligible to receive an annual bonus based on Navitas’ achievement of corporate and individual performance goals approved by the Board in the first quarter of the applicable year. An executive’s bonus opportunity is stated as a percentage of the executive’s annual base salary, assuming the achievement of a “target” level of performance. Actual bonus amounts may range from 0% to 150% of the target amount, depending on the extent to which the goals are achieved or exceeded. Annual bonuses may be paid in cash or immediately vested RSUs following approval by the compensation committee and, in the case of bonuses paid to the CEO, the Board.

For 2025, the compensation committee and Board established corporate financial performance goals based on revenues, gross margins and cash utilization. Because Mr. Allexandre joined the Company in September 2025, his employment agreement provided for a 2025 bonus payment equal to the target bonus amount, pro-rated for the amount of time Mr. Allexandre was employed by the Company. See “Compensation Arrangements with Named Executive Officers—Mr. Allexandre” above. The following table sets forth annual bonus levels for our named executive officers for bonuses earned with respect to 2025 and paid in March 2026 in the form of vested restricted stock units.

	Bonus opportunity as	Maximum bonus
	% of base	opportunity as	Bonus awarded for 2025
	salary at target performance	% of base salary	As % of target opportunity	As % of base salary
Chris Allexandre(1)	100%	150%	100%	38.9%
Todd Glickman(2)	75%	112.5%	0%	0%

(1)	The amount of Mr. Allexandre’s bonus award of immediately vesting RSUs was pro-rated for the amount of time Mr. Allexandre was employed by the Company during 2025.

(2)	As described above, Mr. Glickman and the Company announced their mutual decision regarding his departure as Senior Vice President, Chief Financial Officer and Treasurer of the Company in order for Mr. Glickman to pursue new opportunities in February 2026, and as such, the compensation committee did not make a determination with respect to his award.

Executive Severance Plan

On December 27, 2023, upon the recommendation of its compensation committee and considering the advice of the Company’s independent compensation consultant, the Board approved and adopted the Navitas Semiconductor Executive Severance Plan (the “Severance Plan”) for employees at the level of senior vice president or above, including the Company’s named executive officers, and certain other key employees designated by the Board. The purpose of the plan is to attract and retain qualified executives to assure the present and future continuity, objectivity and dedication of senior management, including in connection with a change in control of the Company.

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of their employment by the Company without cause or by the executive for good reason, as those terms are defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of liability in favor of the Company, the Severance Plan provides the following payments and benefits to covered executives:

●	continued payment of base salary following termination for one year in the case of the chief executive officer or six months the case of other covered executives (including the other named executive officers);

●	upon attainment of the performance criteria with respect to the annual incentive bonus for the year in which the termination occurs, a pro-rated bonus based on the portion of the year in which the executive was employed before termination, payable over the same period as continued salary payments or thereafter, as applicable; and

●	payment of health insurance premiums and continued coverage under the Company’s health insurance plans for one year following termination in the case of the chief executive officer or six months in the case of other covered executives (including the other named executive officers).

In the event of a Qualifying Termination during the three-month period before or the 12-month period following a change in control, as defined in the Severance Plan, and subject to the applicable executive’s execution of a general release of liability in favor of the Company, the Severance Plan provides the following payments and benefits to covered executives:

●	a lump-sum payment equal to the executive officer’s base salary for two years in the case of the chief executive officer or 18 months in the case of other covered executives (including the other named executive officers);

●	a lump-sum payment equal to two times the executive officer’s target annual bonus opportunity in the case of the chief executive officer, or 1.5 times the target annual bonus opportunity in the case of other covered executives (including the other named executive officers);

●	pro-rated payment of the executive’s annual incentive bonus for the year in which the termination occurs, based on target performance and the portion of the year in which the executive was employed before termination;

●	acceleration of vesting of time-based equity awards under the Company’s equity incentive plan and, upon achievement of applicable performance goals, acceleration of vesting of performance-based equity awards (other than LTIP option awards) based on actual performance; and

●	payment of health care insurance premiums and continued coverage under the Company’s health insurance plans for two years following termination in the case of the chief executive officer or one year in the case of other covered executives (including the other named executive officers).

The Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the minimum extent necessary so that no portion of the payments is subject to the Excise Tax, except that, if the net amount of the payments without such reduction (after giving effect to the Excise Tax and income tax consequences) would be greater than 105% of the reduced amount (after giving effect to income tax consequences), then the net amount without such reduction would be paid.

To the extent any covered executive is entitled to more favorable severance benefits under an employment agreement with the Company, similar benefits would not be payable under the Severance Plan, and any benefits payable under the Severance Plan will be in lieu of severance benefits under any such agreement.

Outstanding Equity Awards at Fiscal Year End for the Year Ended December 31, 2025

The following table provides information on all outstanding option and stock awards held by our named executive officers as of December 31, 2025.

		Option Awards				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(1)	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)
Chris Allexandre	9/3/2025	—	—	—	—	800,000	(3)	5,712,000
Todd Glickman(7)	4/23/2025	—	—	—	—	634,584	(4)	4,530,930
	2/1/2024	—	—	—	—	37,500	(5)	267,750
	4/25/2022	—	—	—	—	20,136	(6)	143,771
Gene Sheridan(8)	—	—	—	—	—	—		—
Daniel M. Kinzer(8)	—	—	—	—	—	—		—

(1)  Amounts in this column consists of unvested RSUs. Upon vesting, these RSUs will convert to an equal number of shares of our Class A common stock.

(2)  Represents the value of all unvested RSUs as of December 31, 2025. The value is computed by multiplying all unvested RSUs by $7.14, the closing price of our Class A common stock on December 31, 2025.

(3)  Reflects RSUs scheduled to vest in increments of one-third on each of August 20, 2027, 2028 and 2029.

(4)  Reflects RSUs scheduled to vest in increments of one-third on each of March 13, 2026, September 20, 2027, and September 20, 2028.

(5)  Reflects RSUs scheduled to vest in increments of one-third on each of January 20, 2026, January 20, 2027, and January 20, 2028.

(6)  Reflects RSUs scheduled to vest in January 20, 2026.

(7)  As previously disclosed, in February 2026, Mr. Glickman and the Company announced their mutual decision regarding Mr. Glickman’s departure.

(8)  As previously disclosed, each of Mr. Sheridan and Mr. Kinzer resigned from their positions with the Company during 2025. As a result of such resignations, their LTIP awards terminated in accordance with their terms.

Long-Term Incentive Performance Awards to Executive Officers

Background. Following the completion of the Business Combination and launch of Navitas as a public company in October 2021, the compensation committee, in consultation with the Company’s compensation consultant and the Board, determined that performance goals for Navitas’ key leaders—including Gene Sheridan, our founding Chief Executive Officer, and Dan Kinzer, our founding Chief Technology Officer and Chief Operating Officer—should focus on financial metrics that directly impact shareholder return over the long term. At the same time, the committee was mindful of the need to design an incentive program for the Company’s co-founders that would serve to retain the executives while also rewarding continued business success in the near and medium term. Based on these considerations, the committee determined that a long-term incentive focused on ambitious revenue growth tied to stock price and profitability gains would serve the Company’s and stockholders’ interests during the expected key growth years ahead. On this basis, the compensation committee and the Board approved an award of LTIP awards to Mr. Sheridan and Mr. Kinzer on December 29, 2021.

As these awards are designed to be the exclusive long-term equity incentive component of each executive’s compensation, the executives are not eligible to receive additional annual equity incentive awards until after the conclusion of the seven-year performance period ending December 31, 2028.

Award Design. Each LTIP award is structured as a grant of non-qualified stock options under the Equity Plan to purchase up to 3,250,000 shares of our Class A common stock at an exercise price per share equal to the higher of $10.00 or the fair market value of our Class A common stock on the grant date. Accordingly, the exercise price of the LTIP options is $15.51 per share. Each executive’s award is divided into 10 tranches of 325,000 options, with each tranche having a corresponding share price target, revenue target and, for tranches 4-10 only, a target for adjusted EBITDA. Each target value is greater than the respective value in the preceding tranche. The targets for all executives are the same. The share price and performance targets are designed to provide financial rewards to the executives conditioned upon Navitas’ achievement of financial performance milestones which, if realized, would be expected to result in substantial increases in shareholder value over the long-term performance period of these awards. For example, for the executives to receive all targeted incentives would require achievement of a share price of at least $60 and at least $640 million in revenue, or $162 million in adjusted EBITDA, over a four-quarter measurement period (as described below). Such achievements would be expected to result in intrinsic option value roughly equal to 2.5% (for each executive) of the overall increase in shareholder value, based on the Company’s approximate capitalization at the time of the awards. The LTIP award goals are ambitious and were based on assumptions subject to known and unknown risks, uncertainties and other important factors at the time of grant. Those risks and uncertainties may cause our actual results, performance or achievements to be materially different from those reflected in the goals. Because of this, LTIP goals should not be understood as predictions or forecasts of future performance or events.

Under the LTIP award design, the share price and financial performance targets can be achieved during any of the rolling, four-consecutive-quarter periods (each a “measurement period”) occurring over the seven-year performance period from the start of 2022 to the end of 2028, inclusively. Options in a given tranche become eligible to vest in full only if, during a single measurement period, that tranche’s share price target is achieved and either the revenue target or, in the case of tranches 4-10, the adjusted EBITDA target for the same tranche is achieved. If all targets for more than one tranche are achieved in the same measurement period, then all options in all such tranches would become eligible to vest, subject to the service-based and other conditions of the award. For a specified share price target to be achieved, the volume-weighted average price per share of our Class A common stock over any 60 consecutive trading days during the applicable measurement period must equal or exceed the specified price. For the financial performance targets to be achieved, they must be validated by the audit committee and certified by the compensation committee of the Board as part of their review of Navitas’ financial performance following the completion of the applicable measurement period. Furthermore, vesting will not occur until financial statements for the applicable measurement period, reflecting all components of the achieved financial targets, have been filed by Navitas with the SEC. Lastly, as part of the awards’ purpose as a retention incentive, in no event will options in tranches 1 through 5 vest until the third anniversary of the applicable grant date (December 29, 2024), and in no event will options in tranches 6 through 10 vest until the fourth anniversary of the applicable grant date (December 29, 2025).

For purposes of the LTIP awards, adjusted EBITDA is defined as (i) consolidated net income after tax, plus (ii) interest expense, tax expense, non-cash stock-based compensation expense, depreciation expense and amortization expense, in each case consistent with the reporting of such amounts in our financial statements filed with the SEC. Amounts of revenue and adjusted EBITDA attributable to periods following acquisition transactions will be included in the determination of such amounts. In all cases, vesting is conditioned on the executive remaining a Navitas employee on the applicable vesting date.

Effects of Change in Control on LTIP Options. In the event of a change in control of Navitas, and regardless of whether the executive’s service is terminated in connection with the change in control, any LTIP options that have not become earned and eligible for vesting shall automatically become earned and eligible for vesting if and to the extent such options correspond to one or more tranches having a target price equal to or less than the per share consideration received by Navitas stockholders as a result of the change in control. The revenue and adjusted EBITDA targets are not considered in such cases. Any options that become earned and eligible for vesting in this manner would vest as of the closing of the change in control or as of the three- or four-year anniversary of the grant date (as applicable based on the tranches subject to such vesting), if later, provided in either case that the executive has remained an employee on the vesting date. If the executive’s service is terminated without cause within 12 months after the change in control, any such options that did not vest at the closing of the change in control would vest immediately upon such termination.

Pay Versus Performance

The following table shows (i) the total compensation reported for our CEO and the average total compensation reported for our other named executive officers, or “NEOs,” for the past three fiscal years, as reported in the summary compensation table; (ii) the “compensation actually paid” or “CAP” to our CEO and the average CAP to our other NEOs in the corresponding year; (iii) our cumulative total stockholder return or “TSR”; and (iv) our net income for each year, in each case calculated and presented according to SEC rules. For 2025, we have calculated CEO compensation using the pro-rata compensation of Gene Sheridan, our former President and Chief Executive Officer, and Mr. Allexandre, our current President and Chief Executive Officer. Further, whereas amounts shown in the Summary Compensation Table for the Year Ended December 31, 2025 above reflect fair values of equity awards on the applicable grant dates, the SEC rules governing “pay-versus-performance” disclosure aim to show the relationship between CAP and financial performance in a given year, taking into account changes in the value of equity awards from year to year. CAP calculations are described in further detail in note 2 below, which includes reconciliations to amounts shown in the summary compensation table.

Year (a)	Summary Compensation Table Total for First PEO ($) (b)(1)	Compensation Actually Paid to First PEO ($) (c)(2)	Summary Compensation Table Total for Second PEO ($) (d)(1)	Compensation Actually Paid to Second PEO ($) (e)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (f)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (g)(2)	Total Shareholder Return (TSR) ($) (h)	Net Income / Loss ($) (i)(3)
2025	4,996,820	5,885,381	1,362,152	503,211	1,187,263	3,144,237	203.42	(116,953,000)
2024	0	0	579,087	(6,008,951)	566,034	(1,936,899)	101.71	(84,599,000)
2023	0	0	1,060,001	11,764,262	669,455	4,744,960	229.91	(145,433,000)

(1)    Amounts shown in column (b) reflect total compensation reported for our current President and Chief Executive Officer, Mr. Allexandre, for the year during which he was employed by the Company as reflected in the Summary Compensation Table for the Year Ended December 31, 2025, and amounts shown in column (d) reflect total compensation reported for our former President and Chief Executive Officer, Mr. Sheridan, for each year in the Summary Compensation Table for the Year Ended December 31, 2025. Amounts shown in column (f) reflect the average amount of total compensation reported for our non-CEO NEOs in the corresponding year, as reflected in the applicable row of Summary Compensation Table for the Year Ended December 31, 2025. For all years, we have provided “scaled disclosure” of our executive compensation in compliance with SEC rules applicable to smaller reporting companies. For 2025, the non-CEO NEOs were Todd Glickman and Daniel M. Kinzer. For 2024, the non-CEO NEOs were Mr. Glickman and Mr. Kinzer; refer to the summary compensation table on page 17 of the definitive proxy statement on Schedule 14A for our 2024 annual stockholders’ meeting, filed with the SEC on May 29, 2025. For 2023, the non-CEO NEOs were Mr. Kinzer and Ranbir Singh; refer to the summary compensation table on page 17 of the definitive proxy statement on Schedule 14A for our 2023 annual stockholders’ meeting, filed with the SEC on April 26, 2024.

(2)   Amounts shown in columns (c), (e), and (g) represent “compensation actually paid” or “CAP” to our each of our CEOs, as applicable, and the average CAP to our non-CEO NEOs for the corresponding year. The calculation of CAP according to SEC rules, and reconciliations to total amounts reported in the applicable summary compensation table, are shown in the table below. CAP does not necessarily represent cash or equity value transferred to an NEO without restriction, but rather is a value calculated according to SEC rules by adding or subtracting the accounting values shown below. We do not have a defined benefit plan, so no adjustment for pension benefits is included. Similarly, no dividends or other earnings have been paid on stock or on equity awards, so no adjustments are included for those items. Fair values were computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation, as of the dates indicated below.

	2025			2024		2023
(amounts in ($))	First CEO	Second CEO	Other NEOs (Average)	CEO	Other NEOs (Average)	CEO	Other NEOs (Average)
NEOs included in average	Allexandre	Sheridan	Glickman, Kinzer	Sheridan	Kinzer, Glickman	Sheridan	Kinzer, Singh
Total reported in summary compensation table	4,996,820	1,362,152	1,187,263	579,087	566,034	1,060,001	669,455
(Subtract) grant date fair value of equity awards included in summary compensation table total	(4,823,438)	(170,535)	($799,477)	—	(162,999)	(504,970)	(251,197)
Add year-end fair value of equity awards granted in the reported year that were unvested at year-end	5,712,000	—	2,265,465	—	—	—	—
Add (subtract) change in fair value of prior-year awards that did not vest during the reported year, from the end of the prior year to the end of the reported year	—	—	102,880	(2,551,250)	(1,366,237)	6,417,470	3,329,369
Add (subtract) change in fair value of prior-year awards that vested during the reported year, from the end of the prior year to the vesting date	—	—	(5,059)	504,972	237,259	4,541,760	908,352
Add fair value of awards that were granted and vested in the reported year, as of the vesting date	—	120,844	797,789	(4,541,760)	(1,210,955)	250,001	88,981
(Subtract) fair value of awards granted in prior fiscal years that failed to meet vesting conditions in the reported year	—	(809,250)	(404,625)	—	—	—	—
Compensation actually paid (CAP)	5,885,381	503,211	3,144,237	(6,008,951)	(1,936,899)	11,764,262	4,744,960

(3) Net income in each year was significantly affected by non-operating gains and losses. Specifically, net income in 2025, 2024 and 2023 included a loss of $12.4 million, a gain of $36.6 million and a loss of $33.8 million, respectively, resulting from changes in the fair value of earnout liabilities. For more information, see our consolidated financial statements included in Item 8 of Part II of our 2025 Annual Report and our annual reports on Form 10-K for the years ended December 31, 2024 and 2023, filed with the SEC on March 19, 2025, as amended by Amendment No. 1 thereto, filed with the SEC on May 1, 2025, and March 6, 2024, as amended by Amendment No. 1 thereto, filed with the SEC on July 23, 2024, respectively.

The charts below show, for the past three years, the relationships between compensation actually paid (CAP) and cumulative total stockholder return, and between CAP and net income. Note that changes in CEO CAP from year to year result from the relationship between the fair values of Mr. Sheridan’s outstanding LTIP option award and stock price movement. For additional information about the LTIP award, see “Outstanding Equity Awards for Year Ended December 31, 2025” and “Long-Term Incentive Performance Awards to Executive Officers,” above.

Restrictions on Short Sales or Speculative Transactions

Our executive officers are subject to restrictions on short sales and speculative transactions that apply to all directors, officers and employees. For information about such restrictions, see “Board and Corporate Governance—Restrictions on Hedging, Short Sales and Speculative Transactions,” above.

Clawback Policy

The Board adopted the Navitas Semiconductor Dodd-Frank Clawback Policy (the “Clawback Policy”) as of November 2, 2023, which applies to incentive-based compensation received by an “Executive Officer” of the Company as defined in Rule 10D-1 (each an “Affected Officer”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) while the Company has a class of securities listed on a national securities exchange and (ii) on or after December 1, 2023. The Clawback Policy, which is administered by the compensation committee. Under the Clawback Policy, if the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Restatement”), the Company is obligated to recover erroneously awarded incentive-based compensation received from the Company by Affected Officers, subject to certain limited exceptions set forth in the Clawback Policy. Incentive-based compensation includes any compensation that is granted, earned or vested based in whole or in part on the attainment of a financial reporting measure. Erroneously awarded incentive-based compensation is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on an applicable Restatement. To the extent the Clawback Policy applies to compensation payable to an Affected Officer, it is be the only clawback policy applicable to such compensation and no other clawback policy applies; provided that, if such other policy provides that a greater amount of such compensation is subject to clawback, such other policy applies to the amount in excess of the amount subject to clawback under the Clawback Policy.

Non-employee Director Compensation for the Year Ended December 31, 2025

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2025. The compensation of former directors, Mr. Sheridan and Mr. Kinzer, each of whom served as an employee of the Company at the time of their Board service, and of Mr. Allexandre, who is an employee of the Company, is fully reflected in the summary compensation table and related discussion above. Employee directors do not receive additional compensation for their service as directors.

Non-employee director	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Cristiano Amoruso(3)	35,779	156,421	175,779
Brian Long	71,508	140,000	211,508
Richard J. Hendrix	87,061	140,000	227,061
David Moxam	75,172	140,000	215,172
Dipender Saluja(4)	39,049	140,000	179,049
Ranbir Singh	55,343	140,000	195,343
Gary K. Wunderlich, Jr.	56,603	140,000	196,603
Gregory M. Fischer	—	—	—
Davin D. Lee	—	—	—

(1)	Reflects the total amount of annual fees for the applicable roles set forth in the table below. Cash fees are paid to non-employee directors on a quarterly basis in arrears. The following components of non-employee director compensation were approved by the Board based on advice received from the Company’s compensation consultant. Committee chairs receive two times the fee paid to other committee members.

Component	Fee Per Year
Non-employee director annual retainer	$45,000
Lead independent director	$20,000
Audit committee member (chair paid 2x)	$10,000
Compensation committee member (chair paid 2x)	$7,500
Governance and sustainability committee member (chair paid 2x)	$5,000
Executive Steering Committee member (chair paid 2x)	$7,500

(2)	Amounts in this column reflect the grant date fair value of awards of restricted share units of Class A common stock granted during 2025 computed in accordance with Financial Accounting Standards Board ASC Topic 718. Reflects awards of 22,048 RSUs for the 2025-2026 Board term, which were granted to each non-employee director on August 6, 2025. Under Navitas’ non-employee director compensation program, non-employee directors receive annual RSU grants with an aggregate fair market value on the grant date of $140,000. Awards are granted under and subject to the Equity Plan and customary award agreements under the Equity Plan. Unless modified or rescinded by the Board before the grant date, RSU awards are granted automatically to re-elected and continuing non-employee directors on the date of the annual meeting of stockholders. Awards vest in full immediately prior to the director election at the subsequent annual meeting of stockholders, subject to the director’s continued service on the Board at that time and provided the subsequent meeting is held within 30 days of the anniversary of the previous year’s meeting (otherwise the awards vest one year following the grant date, subject to the director’s continued service at that time). Vesting results in the delivery of one share of our Class A common stock on or promptly following the vesting date, subject to the terms and conditions of the Equity Plan and applicable Company policies. The Board retains the discretion to rescind or limit non-employee director RSU awards prior to the grant date, or to modify the non-employee director compensation program.

(3)	Cash amount is prorated to reflect the portion of 2025 during which Mr. Amoruso was a member of Board. Mr. Amoruso’s stock awards also reflect the issuance of an additional 2,586 shares of our Class A common stock with a grant date fair value of $16,421, as pro-rata compensation for the remaining portion of the 2024-2025 Board year following his mid-year appointment.

(4)	Mr. Saluja elected to receive shares of our Class A common stock in lieu of annual cash fees.

Equity Compensation Plan Information

The following table sets forth information concerning compensation plans under which equity securities were authorized for issuance as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price per share of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,801,743	(1)	0.72	(2)	11,471,316
Equity compensation plans not approved by security holders	—		—		—
Total	8,801,743				11,471,316

(1)    Consists of 99,940 shares underlying options and 8,701,803 shares underlying RSUs.

(2)    Reflects the weighted-average exercise price of outstanding options only. RSUs are not assigned an exercise price.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are conducting a stockholder advisory vote on executive compensation as disclosed in the summary compensation table and related disclosures of this proxy statement. While this advisory vote, commonly referred to as a “Say-on-Pay,” is not binding, the Board and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

2025 Annual Meeting Say-on-Pay Results

At our 2025 annual meeting of stockholders, stockholders approved the Say-on-Pay resolution by the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
96,268,610	2,653,244	1,138,412	40,169,926

Based on the feedback of our stockholders reflecting an approval rating of approximately 97.3%, the Board and compensation committee believe that the design of Company’s executive compensation program does not require revision at this time.

Frequency of Say-on-Pay Votes

At our 2025 annual meeting of stockholders, stockholders voted on their preferred frequency for Say-on-Pay votes, as among a frequency of once every one, two or three years. Stockholders overwhelmingly voted for a frequency of once every year, consistent with the recommendation of the Board. Accordingly, the Board and the compensation committee intend to conduct Say-on-Pay votes annually. The next Say-On-Pay vote after the Annual Meeting is expected to be held at the 2027 annual meeting of stockholders.

Say-on-Pay Resolution for the Annual Meeting

In accordance with Section 14A of the Securities Exchange Act of 1934, as added by the Dodd-Frank Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Navitas Semiconductor Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the summary compensation table and the related narrative discussion in the proxy statement for the Company’s 2026 annual meeting of stockholders.

Required Vote

Under the Bylaws, the affirmative vote of a majority of the votes cast on the proposal is required to approve Proposal 3. Abstentions and broker non-votes will not be counted for or against the proposal and, as a result, will have no effect on the outcome of the vote.

The Board unanimously recommends voting “For” the approval of the advisory resolution on executive compensation.

BENEFICIAL OWNERSHIP BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Class A common stock by (i) each current director (including director nominees); (ii) each “named executive officer” set forth in the summary compensation table; (iii) all directors and executive officers as a group; and (iv) each person known to us to own or control more than five percent of our outstanding Class A common stock. Information is as of the Record Date except as noted.

Beneficial ownership is determined according to SEC regulations, which generally provide that a person “beneficially owns” a security if the person has or shares voting or investment power over the security. A person also “beneficially owns” securities underlying options, RSUs or other derivative instruments which are exercisable or convertible into the security within 60 days.

Unless otherwise noted, we believe all persons in the table below have sole voting and investment power of all shares beneficially owned by them. Unless otherwise noted, the address of each person shown, as of the Record Date, is c/o Navitas Semiconductor Corporation, 3520 Challenger Street, Torrance, CA 90503-1640.

Name of Beneficial Owner	Number of Shares of our Class A Common Stock Beneficially Owned		Percentage of Outstanding Common Stock(1)
Directors, director nominees and named executive officers
Chris Allexandre(2)	22,559		*
Cristiano Amoruso(3)	24,634		*
Gregory M. Fischer(4)	4,839		*
Davin D. Lee(5)	3,430		*
Richard J. Hendrix(6)	1,507,213		*
Brian Long(7)	22,048		*
David Moxam(8)	22,048		*
Dipender Saluja(9)	8,137,495		*
Ranbir Singh(10)	18,667,651		8.0%
Gary K. Wunderlich, Jr.(11)	1,349,964		*
Todd Glickman(12)	185,190		*
Gene Sheridan(13)	362,471		*
Daniel M. Kinzer(14)	—		—

All directors and executive officers as a group (13 persons)	29,046,542	(15)	12.4%

Five Percent Holder:
Ranbir Singh(10)	18,667,651		8.0%
BlackRock, Inc.(16)	15,364,841		6.6%

* Less than 1%

(1)	Ownership percentages are based on 233,713,166 shares of our Class A common stock outstanding on the Record Date. There were no shares of our Class B common stock outstanding on the Record Date.

(2)	Mr. Allexandre was appointed as our President, Chief Executive Officer, and a member of the Board in August 2025. Shares reported consist of 22,559 shares held individually by Mr. Allexandre.

(3)	Mr. Amoruso was appointed to the Board in May 2025. Shares reported consist of 24,634, shares held individually by Mr. Amoruso, including 22,028 RSUs that vest within 60 days of the Record Date.

(4)	Mr. Fischer was appointed to the Board in April 2026. Shares reported consist of 4,839 RSUs held individually by Mr. Fischer that vest within 60 days of the Record Date.

(5)	Mr. Lee was appointed to the Board in April 2026. Shares reported consist of 3,430 RSUs held individually by Mr. Lee that vest within 60 days of the Record Date.

(6)	Shares reported consist of (i) 67,504 shares held by Mr. Hendrix individually, including 22,028 RSUs that vest within 60 days of the Record Date; (ii) 1,263,000 shares held by Live Oak Sponsor Partners II, LLC (“Live Oak Sponsor”); and (iii) 176,709 shares held by RJH Management Co., LLC (“RJH Management”). Mr. Hendrix is a managing member of each of Live Oak Sponsor and RJH Management and may be deemed to beneficially own the shares held by Live Oak Sponsor.

(7)	Shares reported consist of 22,048 RSUs held individually by Mr. Long that vest within 60 days of the Record Date.

(8)	Shares reported consist of 22,048 RSUs held individually by Mr. Moxam that vest within 60 days of the Record Date.

(9)	Shares reported consist of (i) 144,798 shares held directly by Mr. Saluja individually, including 22,028 RSUs that vest within 60 days of the Record Date; (ii) 4,755,536 shares held by Capricorn-Libra Investment Group, LP (“CLIG”); (iii) 3,237,161 shares held by Technology Impact Fund I, LP (“TIF”), of which Mr. Saluja is an owner of the general partner. Capricorn-Libra Partners, LLC (“CLP”) is the general partner of CLIG. Mr. Saluja is the sole managing member of CLP. TIF Partners, LLC (“TIFP”) is the general partner of TIF. TIFP is owned by Dipender Saluja (50%) and Ion Yadigaroglu (50%), who may be deemed to share beneficial ownership of the shares held by TIF. The business address of CLIG, TIF, CLP and TIFP is 250 University Avenue, Palo Alto, CA 94301.

(10)	Shares reported consist of 18,667,651 shares held individually by Dr. Singh, including 22,028 RSUs that vest within 60 days of the Record Date.

(11)	Shares reported consist of (i) 86,964 shares held individually by Mr. Wunderlich, including 22,028 RSUs that vest within 60 days of the Record Date, and (ii) 1,263,000 shares held by Live Oak Sponsor. Mr. Wunderlich is a managing member of Live Oak Sponsor and may be deemed to beneficially own the shares held by Live Oak Sponsor.

(12)	Mr. Glickman and the Company announced their mutual decision regarding his departure as Senior Vice President, Chief Financial Officer and Treasurer of the Company in order for Mr. Glickman to pursue new opportunities in February 2026. Shares reported consist of 185,190 shares held individually by Mr. Glickman.

(13)	Mr. Sheridan resigned from his positions as President, Chief Executive Officer, and a director of the Company effective in August 2025. Shares reported consist of 362,471 shares held individually by Mr. Sheridan.

(14)	Mr. Kinzer resigned from his positions as Chief Operating Officer, Chief Technology, and a director of the Company effective in May 2025.

(15)	To avoid double-counting of shares, this amount does not duplicate the 1,263,000 shares held by Live Oak Sponsor, of which each of Mr. Hendrix and Mr. Wunderlich are managing members.

(16)	Based solely on information contained in an Amendment No. 1 to Schedule 13G (the “Schedule 13G/A”) filed with the SEC on April 24, 2026, Blackrock, Inc. (“BlackRock”) reported beneficial ownership of 15,364,841 shares. According to the Schedule 13G, Blackrock reported sole voting power with respect to 15,070,739 shares and sole dispositive power with respect to 15,364,841 shares. The address of Blackrock is 50 Hudson Yards, New York, NY 10001. The Company has not independently verified the information contained in the Schedule 13G/A and makes no representation as to its accuracy or completeness. The information is reported as of the date of the Schedule 13G/A and may not reflect current holdings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under the SEC’s disclosure rules, a “related person” is a director, executive officer, nominee for director, or holder of more than five percent of our outstanding Class A common stock since the beginning of the last fiscal year, and their immediate family members. A “related person transaction” is a transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The following is a description of each transaction since January 1, 2024, and each transaction which is currently proposed or which includes obligations that have yet to be performed, in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial owner of more than five percent of our Class A common stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Business Combination Earnout Shares

Under the Business Combination Agreement, dated as of May 6, 2021, among the Company’s predecessor entity (then named Live Oak Acquisition Corp. II), Legacy Navitas and the other parties thereto, the former stockholders of Legacy Navitas and certain employees of the Company have the contingent right to receive up to a total of 10,000,000 shares of our Class A common stock (“Earnout Shares”) from the Company if our stock price achieves certain price targets before October 19, 2026. Eligible recipients of Earnout Shares include:

●	holders of Legacy Navitas shares immediately before the closing of the Business Combination on October 19, 2021, including certain of our directors and their affiliates as set forth in the table below, and their successors in interest (whether or not any such persons remain directors or affiliates, or hold other Navitas shares, at the time the issuance of Earnout Shares is triggered); and

●	employees of the Company who held Legacy Navitas stock options or other equity awards immediately before the closing of the Business Combination on October 19, 2021, and who remain employees at the time the issuance of Earnout Shares is triggered.

Specifically, if the volume-weighted average closing sale price of our Class A common stock over any 20 trading days within a 30 consecutive trading day period occurring between March 19, 2022 and October 19, 2026 (such average price over such period is referred to as the “target price”) equals or exceeds $12.50 per share, then one-third of the Earnout Shares would be issued on a pro rata basis to eligible recipients at that time. If our Class A common stock achieves a target price of $17.00 per share, an additional one-third of the Earnout Shares would be issued, and if our Class A common stock achieves a target price of $20.00 per share, the final one-third of the Earnout Shares would be issued, in each case on a pro rata basis to eligible recipients at such time. If none of the target prices are achieved on or before October 19, 2026, then none of the Earnout Shares will be issued and any rights to Earnout Shares will be forfeited. As of the date of this proxy statement, none of the Earnout Shares have been issued. The number of Earnout Shares and all of the target prices are subject to equitable adjustment in case of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions.

The following table sets forth the directors and officers of the Company and their affiliates who are eligible to receive the respective number of Earnout Shares shown.

Related persons eligible to receive Earnout Shares*	Maximum number of Earnout Shares subject to issuance
Dipender Saluja, Class II director, and affiliates	1,010,907
Brian Long, Class II director and former lead independent director, and affiliates	932,028
Gene Sheridan, former Class I director, former president and CEO, and affiliates	820,608
Dan Kinzer, former Class I director, former Chief Technology Officer and Chief Operations Officer	511,347
David Moxam, Class II director	20,956
Total	3,295,846

* For additional information about the beneficial ownership of our Class A common stock by related persons and their affiliates, see “Beneficial Ownership by Directors, Officers and Principal Stockholders,” above.

If, before October 19, 2026, there is a change in control of Navitas (as defined in the Business Combination Agreement) in which Navitas or its stockholders have the right to receive consideration implying a value per share of our Class A common stock equal to or greater than one or more of the target prices specified above, then the corresponding number of Earnout Shares would be issued to eligible recipients immediately before the closing of the change in control, and any rights to other Earnout Shares would be forfeited.

Sponsor Earnout Shares

Navitas is party to a letter agreement with Live Oak Sponsor Partners II, LLC (“Live Oak Sponsor”), as amended on May 6, 2021. Live Oak Sponsor sponsored the formation of our predecessor entity in 2020 as a special-purpose acquisition company named Live Oak Acquisition Corp. II (“Live Oak”), at which time it was unaffiliated with Navitas. Live Oak subsequently completed a business combination with Legacy Navitas and changed the name of the Company to our current name, Navitas Semiconductor Corporation. Each of Richard J. Hendrix and Gary K. Wunderlich, Jr., who are directors of Navitas, is a managing member of Live Oak Sponsor and has a pecuniary interest in certain of the shares held by Live Oak Sponsor, including but not limited to certain of the Sponsor Earnout Shares discussed below. For information about the shares beneficially owned by Live Oak Sponsor, Mr. Hendrix and Mr. Wunderlich, see “Beneficial Ownership by Directors, Officers and Principal Stockholders” and notes 6 and 11 thereto, above. The letter agreement provides that up to 20% of our Class A common stock held by Live Oak Sponsor at the closing of the Business Combination on October 19, 2021 (1,263,000 shares) (the “Sponsor Earnout Shares”) are subject to vesting and potential forfeiture, and cannot be transferred by Live Oak Sponsor, unless the volume-weighted average closing sale price of our Class A common stock for any 20 trading days within a 30 consecutive trading day period occurring between March 19, 2022 and October 19, 2026 (such average price over such period is referred to as the “target price”) equals or exceeds certain targets provided in the letter agreement. The target prices and the method of their calculation are the same as those provided under the Business Combination Agreement with respect to the Earnout Shares issuable to Legacy Navitas stockholders and their affiliates, as described above under “Business Combination Earnout Shares.” Specifically, if our Class A common stock achieves a target price of $12.50 per share, then one-third of the Sponsor Earnout Shares would vest and become transferable by Live Oak Sponsor. If our Class A common stock achieves a target price of $17.00 per share, an additional one-third of the Sponsor Earnout Shares would vest and become transferable, and if our Class A common stock achieves a target price of $20.00 per share, the final one-third of the Sponsor Earnout Shares would vest and become transferable. Any Sponsor Earnout Shares which do not vest on or before October 19, 2026 will be forfeited and cancelled. As of the date of this proxy statement, none of the Sponsor Earnout Shares have vested. The price targets applicable to the Sponsor Earnout Shares are subject to equitable adjustment in case of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions.

Indemnification Agreements

The Certificate of Incorporation and Bylaws contain provisions limiting the liability of executive officers and directors, and the Bylaws provide that Navitas will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law.

In addition, we entered into new indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify those persons against any and all expenses incurred by them because of their status as a director, executive officer or employee to the fullest extent permitted by Delaware law, the Certificate of Incorporation and Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Navitas will advance all expenses incurred by those directors, executive officers and employees in connection with a legal proceeding involving their status as a director, executive officer or key employee.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Agreement with Ranbir Singh and SiCPower, LLC

On April 23, 2025, we entered into an agreement with Ranbir Singh, a member of the Board, and SiCPower, LLC, a stockholder affiliated with Dr. Singh as described above under “Beneficial Ownership by Directors, Officers and Principal Stockholders.”

Pursuant to the agreement, the Company accepted the resignation of Mr. Sheridan as chair of the Board and appointed Mr. Hendrix as chair. The Company also agreed to nominate a new independent director as a Class I director on the Board, to be identified and recommended by Dr. Singh to the Governance and Sustainability Committee of the Board, subject to the committee’s approval in accordance with customary procedures for new director candidates. The agreement provides for customary replacement procedures in the event that Dr. Singh’s nominated director ceases to serve as a director. Pursuant to the agreement, Dr. Singh recommended, the Governance and Sustainability Committee approved and, on May 8, 2025, the Board appointed Mr. Amoruso to a Class I directorship. Under the terms of the agreement, the Company also accepted Mr. Kinzer’s resignation from the Board effective upon Mr. Amoruso’s appointment.

Also, pursuant to the agreement, the Company further agreed to form an Executive Steering Committee of the Board, to be chaired by Dr. Singh with Mr. Hendrix and Mr. Moxam as members. The Board has delegated to the Executive Steering Committee responsibility for the oversight of certain strategic matters, including to review and offer recommendations on capital allocation, expense management and certain senior hiring and succession planning processes.

Pursuant to the agreement, Dr. Singh and SiCPower, LLC agreed to abide by certain customary standstill restrictions and voting commitments, which remain in effect until the date that is 30 days prior to the deadline for submission of stockholder nominations of candidates for election to the Board at the Annual Meeting.

CFO Transition Arrangements with Todd Glickman

As previously disclosed in the Current Reports on Form 8-K filed by the Company on February 24, 2026 and March 11, 2026, the Company and Todd Glickman, the former Senior Vice President, Chief Financial Officer and Treasurer of the Company, reached a mutual decision regarding his departure to pursue new opportunities, with Mr. Glickman agreeing to remain with the Company as a consultant through March 30, 2026 to ensure continuity and a smooth transition of the leadership of the Company’s finance and accounting function to the incoming Chief Financial Officer and Treasurer, effective as of the Transition Date. In recognition of his service to the Company through the Transition Date, the Company agreed on March 13, 2026 to accelerate the vesting of 211,528 previously granted but unvested restricted stock units that were otherwise scheduled to vest on September 20, 2026.

CEO Transition Agreement with Mr. Sheridan

The Company entered into a CEO Transition Agreement with Mr. Sheridan, dated as of August 22, 2025 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Sheridan resigned as President and CEO, and as a director of the Company, effective as of August 31, 2025.

Mr. Sheridan agreed, for up to one year after August 31, 2025, to make himself available to provide support, advocacy and cooperation as reasonably requested to facilitate the orderly transition of leadership to Mr. Allexandre and to preserve the benefits of his experience as the Company’s only CEO since its founding in 2014. Through the Transition Agreement, among other purposes, the Company sought to preserve access to Mr. Sheridan’s institutional knowledge, reputation and long-standing relationships in the industry. At the same time, to ensure a clear transfer of authority while continuing to provide the Company with the benefits of Mr. Sheridan’s 11-year tenure as the founding CEO, the agreement requires that all such support by Mr. Sheridan will occur only if requested by Mr. Allexandre. Support provided by Mr. Sheridan under the agreement may include, for example, (i) participating in and advocating on behalf of the Company in meetings or communications with key customers, suppliers and other stakeholders; (ii) supporting the Company’s industry presence through attendance or support at selected conferences and trade shows; (iii) leveraging Mr. Sheridan’s recognition and stature to maintain or enhance key relationships with commercial partners and other industry participants; (iv) communicating and advocating on the Company’s behalf with key stakeholders; (v) facilitating introductions or referrals to business contacts with whom Mr. Sheridan has unique relationships; and (vi) providing Mr. Allexandre with sounding-board advice or historical insights, as appropriate, to support Mr. Allexandre’s leadership and succession.

In consideration for these arrangements, the Company agreed to pay Mr. Sheridan a series of transition payments aggregating $2,400,000, less applicable withholdings, in regular installments over the 12 months following August 31, 2025. The Transition Agreement provides that the payments are not intended as compensation payable on a measurable or quantifiable basis, but rather as consideration for the unique and non-ratable value to the Company of the ability to avail itself of continued access to the benefits of Mr. Sheridan’s stature as the founding President and CEO, and his industry standing, reputation, goodwill, strategic relationships, and willingness to make these available to the best advantage of the Company through and following the transition of leadership. These agreements between the Company and Mr. Sheridan are intended to help preserve business relationships, organizational stability and market confidence during and after the transition. The Transition Agreement includes customary confidentiality provisions and releases of claims in favor of the Company.

Resignation Agreement with Mr. Kinzer

As set forth in a Current Report on Form 8-K dated April 29, 2025, the Company accepted Daniel M. Kinzer’s resignation from his position as Chief Technology Officer and Chief Operating Officer and the Board effective on May 1, 2025 and May 8, 2025, respectively. The Company also entered into an advisory arrangement with Mr. Kinzer to advise the Company on gallium nitride technology.

Mr. Kinzer’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Rather, it reflects one of several negotiated terms of the Company’s agreement with Dr. Singh and SiCPower, LLC. In connection with Mr. Kinzer’s resignation of his executive roles, and conditioned upon delivery of a customary release of claims in favor of the Company, Mr. Kinzer was entitled to receive the payments and benefits payable in the event of his resignation for Good Reason, as that term is defined in Mr. Kinzer’s employment agreement and the Navitas Semiconductor Executive Severance Plan, including a lump-sum payment equal to 12 months of his base salary, 12 months’ continued health care coverage, and a pro rata annual bonus reflecting the portion of the calendar year during which he was employed.

Related Person Transaction Policy

We have a written policy on related party transactions which applies to all directors, officers and employees. The policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) Navitas was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. The policy defines “related party” to include not only parties set forth under the definitions contained in SEC rules (as described in the first paragraph of this section, above) but also to include additional parties such as controlled affiliates of the Company. All related party transactions must be reviewed by our general counsel for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the audit committee is required under the policy, the committee must be provided with the details of the transaction, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the other party. The policy seeks to ensure that all related party transactions are conducted at arm’s-length, on terms that are fair to the Company and in the best interests of Navitas and its stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2024 was Moss Adams LLP (“Moss Adams”). As previously disclosed, on March 27, 2025, the audit committee of the Board approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and, in connection with that action, approved the dismissal of Moss Adams as the Company’s independent registered public accounting firm. Aggregate fees for professional services rendered to Navitas Semiconductor Corporation by KPMG for 2025 and for Moss Adams for 2024, were as follows:

	2025	2024
	KPMG	Moss Adams
Audit Fees	$1,523,345	$2,023,784
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,523,345	$2,023,784

Audit Fees. KPMG was engaged as our independent registered public accounting firm to audit our financial statements for the year ended December 31, 2025, and to perform services in connection with our registration statements during the period of their engagement.

Audit Related Fees. Audited related fees consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported as Audit Fees.

Tax Fees. Tax fees consist of fees for tax compliance, tax advice, and tax planning.

All Other Fees. There were no other fees billed to us by our independent registered public accounting firm during the periods presented.

Auditor Independence. The audit committee of the Board has considered the non-audit services provided by each of KPMG and Moss Adams during the applicable periods of their engagement and determined that the provision of such services had no effect on either of KPMGs’ or Moss Adams’ independence from Navitas during such periods.

Audit Committee Pre-Approval Policy and Procedures

The audit committee must review and pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and has adopted a Pre-Approval Policy. In conducting reviews of audit and non-audit services, the audit committee will determine whether the provision of such services would impair the auditor’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period.

Requests or applications to provide services that require pre-approval by the audit committee must be accompanied by a statement of the independent auditors as to whether, in the auditor’s view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. Each pre-approval request or application must also be accompanied by documentation regarding the specific services to be provided.

The audit committee has not waived the pre-approval requirement for any services rendered by KPMG or Moss Adams to the Company. All of the services provided by KPMG and Moss Adams to Navitas described above were pre-approved by the audit committee.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of internal controls over financial reporting. The audit committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2025.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board standards, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence. The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent. Based on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gary K. Wunderlich, Jr. (chair) Cristiano Amoruso Richard J. Hendrix David Moxam

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the audit committee, we appointed KPMG as our independent registered public accounting firm for the current fiscal year ending December 31, 2026. The Board is seeking stockholder ratification of this appointment. Although ratification by stockholders is not required by the Bylaws, the charter of the audit committee, or applicable law, and is not a binding proposal, the audit committee and the Board believe that requesting ratification by stockholders of the committee’s selection of KPMG as our independent registered public accounting firm is a matter of good corporate practice. Representatives of KPMG are expected to be available at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate stockholder questions.

Required Vote and Recommendation of the Board for Proposal 4

Under the Bylaws, the affirmative vote of a majority of the votes cast on the proposal is required to approve Proposal 4. Abstentions will not be counted for or against the proposal and, as a result, will have no effect on the outcome of the vote. Broker non-votes are not expected to occur on Proposal 4.

The Board unanimously recommends that stockholders vote “For” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

OTHER INFORMATION

Delinquent Section 16(a) Reports

The Company’s directors and executive officers and the beneficial owners of more than ten percent (10%) of our Class A common stock are required to file under the Exchange Act reports of ownership and changes of ownership with the SEC.

Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent (10%) of our Class A common stock, the Company believes that, during fiscal year 2025, all filing requirements applicable to directors and executive officers have been complied with in a timely manner, with the exception of the following: Cristiano Amoruso, director, who filed a Form 3 on May 27, 2025, reporting his appointment as a director; Ranbir Singh, director, who filed a Form 4 on May 9, 2025, reporting two transactions; Richard J. Hendrix, director, who filed Forms 4 on each of June 5, 2025, and June 11, 2025, reporting four and two transactions, respectively; Todd Glickman, former Senior Vice President, Chief Financial Officer and Treasurer, who filed a Form 4 on July 3, 2025, reporting one transaction.

Background on Our Status as a Public Company

Navitas Semiconductor Corporation is a Delaware holding company that conducts operations through its wholly owned subsidiaries, including Navitas Semiconductor Limited and GeneSiC Semiconductor LLC. For historical and accounting purposes, our predecessor was the legacy Navitas Semiconductor business, founded in 2014, which we sometimes refer to as “Legacy Navitas.” As an SEC registrant, we were formerly a special-purpose acquisition company named Live Oak Acquisition Corp. II (“Live Oak”), formed in 2020 for the purpose of acquiring a business, at which time it was unaffiliated with Navitas. On October 19, 2021, we completed a business combination in which, among other transactions, Live Oak acquired Navitas Semiconductor Limited and its subsidiaries, changed its name to Navitas Semiconductor Corporation, and began trading on Nasdaq under the trading symbol “NVTS.” We refer to those transactions collectively as the “Business Combination.” We acquired GeneSiC Semiconductor Inc. in August 2022. For more information about the Business Combination, the GeneSiC acquisition and other transactions, see Note 1 to our consolidated financial statements in Part II, Item 8 of our 2025 Annual Report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC maintains an internet website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, including Navitas, who file electronically with the SEC. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq, which are located at 151 West 42nd Street, New York, NY 10036.

In addition, we make available, free of charge, these documents and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC on our website at https://navitassemi.com/. We do not intend for information contained on our website to be part of this proxy statement unless specifically incorporated herein. You may also obtain copies of this proxy statement and 2025 Annual Report, free of charge, by contacting:

Corporate Secretary Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640 Telephone: +1 (844) 654-2642 Email: secretary@navitassemi.com

REQUIREMENTS FOR SUBMISSIONS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Generally

This section describes the deadlines for stockholder submissions relating to our annual meeting of stockholders to be held in 2027, under applicable SEC regulations and Bylaws, with respect to director nominations for election as well as other business to be transacted at the meeting. To be considered for inclusion in next year’s proxy materials or presented at the 2027 annual meeting, stockholders must comply with the following deadlines and requirements.

Advance Notice Bylaw Deadline

Under the Bylaws, notice of director nominations or business proposals (other than Rule 14a-8 proposals described below) must be received by the Corporate Secretary at the address below no earlier than 120 days before, and no later than 60 days before, the first anniversary of the Annual Meeting date (i.e., between [●], 2027 and [●], 2027, inclusively). However, if our 2027 annual meeting is held more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, then to be timely the written notice must be received before the later of (i) the close of business on the 90th day before the 2027 meeting or (ii) the close of business on the 10th day following the day on which we first publicly announce the date of the 2027 meeting. If such a deadline falls on a Saturday, Sunday or U.S. federal holiday, the deadline is extended to the close of the business on the next business day.

Submissions must include all information required by the Bylaws, such as, without limitation:

●	Ownership details, evidence of record ownership on the record date and continuous ownership through the meeting date.

●	Background on nominees or proponents, including material litigation, contracts, or conflicts of interest.

●	Written consent from nominees to be named in proxy materials.

SEC Rule 14a-19 (Universal Proxy Rules)

Pursuant to Rule 14a-19 under the Exchange Act, stockholders intending to solicit proxies for director nominees other than the Company’s nominees for election at the 2027 annual meeting must provide notice no later than 60 days before the first the anniversary of the Annual Meeting.

Note that Rule 14a-19 sets a minimum requirement and does not override an earlier deadline under the Bylaws. As a result, the notice deadline for director nominations should be understood as the applicable Bylaw deadline or the applicable deadline under Rule 14a-19, whichever is earlier. The Board may also amend the Bylaws to provide for deadlines which are earlier or later than those specified above. If the Board amends the Bylaws, we will announce the amendment and applicable new deadlines in a current report on Form 8-K, filed with the Securities and Exchange Commission.

SEC Rule 14a-8 Proposals

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder intends to be presented at the 2027 annual meeting via the Company’s proxy statement and form of proxy must be received by our corporate secretary at our principal executive offices at the address below no later than [●], 2027, unless the 2027 annual meeting is held more than 30 days before or after the date of the Annual Meeting, in which case to be timely such stockholder proposals must be submitted a reasonable time before we begin to print and send proxy materials for the 2027 meeting. Stockholder proposals received after the applicable deadline will be considered untimely under Rule 14a-8.

We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC or the Bylaws. For a free paper copy of the Bylaws, write, email or call the corporate secretary.

The postal address, telephone number and email address of the corporate secretary are:

Corporate Secretary Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640 Telephone: +1 (844) 654-2642 Email: secretary@navitassemi.com

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by applicable SEC rules, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications, or request to receive electronic copies in future, should contact us. Requests for additional copies or requests for householding for this year or future years should be directed to the corporate secretary in writing or by telephone to the address above.

Appendix A

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NAVITAS SEMICONDUCTOR CORPORATION

Navitas Semiconductor Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), does hereby certify as follows:

The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2020 (the “Original Certificate”). The Original Certificate was amended and restated in its entirety by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2020 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was amended and restated in its entirety by that certain Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 19, 2021 (the “Second Amended and Restated Certificate”).

This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (this “Amendment”), which both restates and amends certain provisions of the Second Amended and Restated Certificate, was duly adopted in accordance with Section 242 of the DGCL, and has been adopted by the requisite vote of the stockholders of the Corporation.

The Second Amended and Restated Certificate is hereby amended as follows:

Section 5.2(b) of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to be, and read, as follows:

“(b) Subject to Section 5.5 hereof, directors shall be elected annually at each annual meeting of the stockholders of the Corporation to serve for a term of one (1) year thereafter or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Upon the filing of that certain Certificate of Amendment to this Second Amended and Restated Certificate dated April 28, 2026 (the “Certificate of Amendment”), any directors serving in office immediately prior to the filing of the Certificate of Amendment for a term not expiring at the next annual meeting of the stockholders of the Corporation shall continue to serve until the next annual meeting of the stockholders of the Corporation, at which time all directors shall be elected for one (1)-year terms.

Section 5.2(c) of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to be, and read, as follows:

“(c) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.”

Section 5.3 of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to be, and read, as follows:

“Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification or removal may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the one (1)-year term of which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.”

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Section 5.5 of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to be, and read, as follows:

“Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).”

This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (this “Amendment”) was, and the amendments to the Second Amended and Restated Certificate set forth herein were, duly adopted in accordance with the provisions of Section 242 of the DGCL.

This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

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Appendix B

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V97054-P53844 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. NAVITAS SEMICONDUCTOR CORPORATION Preliminary Copy Subject to Completion The Board of Directors recommends you vote FOR the following: NAVITAS SEMICONDUCTOR CORPORATION 3520 CHALLENGER STREET TORRANCE, CA 90503 01) Brian Long 02) David Moxam 03) Dipender Saluja Nominees: 3. The approval of an advisory resolution on the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To approve an amendment to the Navitas Semiconductor Corporation Second Amended and Restated Certificate of Incorporation to declassify the board of directors, as set forth in the form of Certificate of Amendment attached as Appendix A to the proxy statement and modify the terms of all elected directors, including the Class II directors elected at the annual meeting, to expire at the 2027 annual meeting of stockholders. 4. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Elect three (3) Class II directors to serve as members of the board of directors until the 2029 annual meeting of stockholders and until their successors are elected and qualified; provided that if Proposal 2 is approved, such directors’ terms shall be adjusted to expire at the 2027 annual meeting of stockholders when their successors are elected and qualified. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NVTS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

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V97055-P53844 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. NAVITAS SEMICONDUCTOR CORPORATION ANNUAL MEETING OF STOCKHOLDERS JUNE 25, 2026, 8:00 A.M. PT THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Tonya Stevens and Matthew Sant, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NAVITAS SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 8:00 A.M. PT, on June 25, 2026, at www.virtualshareholdermeeting.com/NVTS2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

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